EXHIBIT 10.1

FINANCING AGREEMENT

Dated as of June 18, 2007

by and among

MAXXCOM INC.,

as Borrower,

MDC PARTNERS INC. AND EACH OF ITS SUBSIDIARIES LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

FORTRESS CREDIT CORP.,
as Collateral Agent,

and

WELLS FARGO FOOTHILL, INC.,
as Administrative Agent

FINANCING AGREEMENT

Financing Agreement, dated as of June 18, 2007, by and among MDC Partners Inc., a Canadian corporation (the "Parent") and Maxxcom Inc., a Delaware corporation ("Maxxcom" or the "Borrower"), each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto, the lenders from time to time party hereto (together with their respective successors and permitted assigns, each a "Lender" and collectively, the "Lenders"), Fortress Credit Corp., a Delaware corporation ("Fortress"), as collateral agent for the Lenders (in such capacity, together with its successors or assignees in such capacity, if any, the "Collateral Agent"), and Wells Fargo Foothill, Inc., as administrative agent for the Lenders (in such capacity, together with its successors or assignees in such capacity, if any, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) a term loan A in the aggregate principal amount of $60,000,000, (b) a delayed draw term loan B in the aggregate principal amount not to exceed $70,000,000 and (c) a revolving credit facility in an aggregate principal amount not to exceed $55,000,000 at any time outstanding, which will include a subfacility for the issuance of letters of credit. The proceeds of the term loans and the loans made under the revolving credit facility shall be used to refinance existing indebtedness of the Parent and its Subsidiaries, for general working capital purposes of the Borrower, to pay fees and expenses related to this Agreement, and to fund Permitted Acquisitions (as defined below) and Call Center Capital Expenditures (as defined below), in each case subject to the terms and conditions set forth herein. The letters of credit will be used for general working capital purposes. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Accent Marketing" means Accent Marketing Services, L.L.C., a Delaware limited liability company, including its direct or indirect wholly-owned operating Subsidiaries.

"Account" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account.

"ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of the Borrower or its Subsidiaries.

"Acquisition" means the acquisition of all or any portion of the Capital Stock of any Person or all or any portion of the assets of any Person.

"Act" has the meaning specified therefor in Section 12.21.

"Action" has the meaning specified therefor in 0.

"additional amount" has the meaning specified therefor in 1)a)v).

"Additional Permitted Investments" means:

(a) investments in non-cash consideration from clients in the form of Capital Stock of such client, provided that upon the sale of such Capital Stock, the Net Cash Proceeds from such sale shall be applied to prepayment of the Revolving Loans then outstanding, if any, pursuant Section 2.05(b)(i),

(b) Hedging Agreements entered into by any Loan Party in the ordinary course of its business and not for speculative purposes;

(c) investments consisting of security deposits with utilities and other similar Persons made in the ordinary course of business;

(d) investments constituting a Guaranty permitted under Section 7.02(b);

(e) loans and advances to employees (other than Miles Nadal) of any Loan Party in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount not exceeding $2,000,000 at any one time outstanding;

(f) investments received in connection with the bankruptcy or reorganization of suppliers or customers of any Loan Party and in settlement of delinquent obligations of, and other disputes with, customers or suppliers of any Loan Party arising in the ordinary course of business;

(g) investments of any Person in existence at the time such Person becomes a Subsidiary of the Parent or any of its Subsidiaries; provided that such investments were not made in connection with or anticipation of such Person becoming a Subsidiary of the Parent or any of its Subsidiaries, as applicable;

(h) investments in Pegasus Partners III, L.P. after the Effective Date in an aggregate amount not exceeding $350,000 and any investments in Pegasus Partners III, L.P. existing on the Effective Date;

(i) loans and advances to employees (other than Miles Nadal) of any Loan Party for the purpose of purchasing Capital Stock of such Loan Party or the parent of such Loan Party so long as such Capital Stock is sold by a Loan Party and the proceeds of such loans and advances are received by such Loan Party;

(k) other investments in an aggregate amount not exceeding $1,000,000 at any one time outstanding; and

(l) any investment constituting a Restricted Payment permitted under Section 7.02(h).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make payments to the Administrative Agent for the benefit of the Agents and the Lenders in accordance with this Agreement and the other Loan Documents.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"After Acquired Property" has the meaning specified therefor in 0.

"Agent" has the meaning specified therefor in the preamble hereto.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Applicable Margin" means, with respect to the interest rate of a Term Loan or any portion thereof, the applicable margin set forth below opposite the Senior Leverage Ratio as of the last day of the fiscal quarter most recently completed prior to the date of determination, as determined based upon the Loan Parties' financial statements and/or certifications delivered to Agents pursuant to Section 7.01(a)(iii) and (v) for such fiscal quarter, which determination shall be made by the Agents and shall be final and conclusive in the absence of any manifest error:

Senior Leverage Ratio	Applicable Margin LIBOR Rate Loans	Applicable Margin Reference Rate Loans
I. Greater than or equal to 2.75 to 1.00	4.75%	2.35%
II. Less than 2.75 to 1.00 but greater than or equal to 1.75 to 1.00	4.25%	1.85%
III. Less than 1.75 to 1.00	3.75%	1.35%

; provided that, notwithstanding the foregoing, (i) until the earlier of (A) the date on which the financial statements and/or certifications required under Section 7.01(a)(iii) and (v) are due and (B) the date such financial statements and/or certifications are delivered, the then current Applicable Margin shall remain in effect, (ii) if the Loan Parties fail to deliver financial statements and/or certifications to the Agents for any period in accordance with Section 7.01(a)(iii) and (v), then until such financial statements and/or certifications are delivered pursuant to such Section, the Applicable Margin shall be the rate set forth in row I above and (iii) prior to September 18, 2007, the Applicable Margin shall be the rate set forth in row II above. Notwithstanding the foregoing, in the event that the audited annual financial statements of the Parent and its Subsidiaries required to be delivered by the Borrower pursuant to Section 7.01(a)(i) for any Fiscal Year shall indicate that the actual Leverage Ratio of the Parent and its Subsidiaries for any fiscal quarter in such Fiscal Year was higher or lower than as previously certified by the Borrower in the Compliance Certificate for such fiscal quarter, then the Applicable Margin for such fiscal quarter shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such Compliance Certificate) to reflect the correct Applicable Margin, and the Borrower shall promptly make payments to or receive a future credit or payment from the Agents and Lenders, as the case may be, to reflect such adjustment.

"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Effective Date, 2.5% times the sum of (i) the Total Revolving Credit Commitment plus (ii) the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination, (b) during the period of time from and after the date that is the first anniversary of the Effective Date up to the date that is the second anniversary of the Effective Date, 1.5% times the sum of (i) the Total Revolving Credit Commitment plus (ii) the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination, (c) during the period of time from and after the date that is the second anniversary of the Effective Date up to the date that is the third anniversary of the Effective Date, 1.0% times the sum of (i) the Total Revolving Credit Commitment plus (ii) the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination, and (d) thereafter, zero.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with 0 hereof and substantially in the form of Exhibit H hereto or such other form acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer, president, executive vice president or vice president, director - treasury operations and director - budgets and forecasting of such Person.

"Availability" means, at any time, the difference between (i) the Total Revolving Credit Commitment and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans, (B) all Letter of Credit Obligations, and (C) all Indebtedness of the Loan Parties in respect of existing Third Party Letters of Credit.

"Bank" means Wells Fargo Bank, National Association, its successors or any other bank designated by the Administrative Agent to the Borrower from time to time.

"Bankruptcy Code" means (i) the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), (ii) the Bankruptcy and Insolvency Act (Canada) and (iii) the Companies' Creditors Arrangement Act (Canada), in each case as applicable, as amended and as in effect from time to time, and any successor statute.

"Bank Product" means any financial accommodation extended to the Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

"Bank Product Agreements" means those agreements entered into from time to time by the Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

"Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Borrower or its Subsidiaries are obligated to reimburse to any Agent or any Lender as a result of such Agent or such Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Borrower or its Subsidiaries.

"Bank Product Provider" means Wells Fargo Bank, National Association or any of its Affiliates.

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, provided that, with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

"Call Centers" means a current or new facility established by Accent Marketing for the purpose of providing customer care services including but not limited to in-bound and outbound customer care service, database marketing, analytical services related to customer relationship management and other related activities.

"Call Center Capital Expenditures" has the meaning specified therefor in Section 7.02(g).

"Canadian Employee Benefit Laws" means the Canada Pension Plan Act (Canada), the Income Tax Act (Canada), the Pension Benefits Standards Act, 1985 (Canada), the Canada Labor Code, the Employment Insurance Act (Canada), the Pension Benefits Act (Ontario), the Workplace Safety and Insurance Act 1997 (Ontario), the Occupational Health and Safety Act (Ontario) and the Employment Standards Act, 2000 (Ontario) and any federal, provincial or local counterparts or equivalents, in each case, as amended from time to time.

"Canadian Guarantor" means (a) Parent, and (b) each Subsidiary of the Parent organized under the laws of Canada or the laws of a province of Canada that (i) is listed as a "Guarantor" on the signature pages hereto or (ii) guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

"Canadian Pledge Agreements" means a Pledge Agreement made by a Canadian Guarantor in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the Bank Product Providers, in form and substance reasonably satisfactory to the Collateral Agent, securing all or part of the Obligations and delivered to the Collateral Agent.

"Canadian Security Agreements" means a General Security Agreement made by a Canadian Guarantor in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the Bank Product Providers, in form and substance reasonably satisfactory to the Collateral Agent, securing all or part of the Obligations and delivered to the Collateral Agent.

"Capital Expenditures" means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period; provided that Capital Expenditures shall not include, for any period, (i) Capital Expenditures required to be reported on the statement of cash flows of Parent in accordance with U.S. GAAP to the extent such Capital Expenditures have been funded during such period by a landlord of Parent or any other Loan Party with respect to any improvements to property leased from such landlord by Parent or any other Loan Party, and (ii) Capital Expenditures funded with the proceeds of the Louisiana IDB.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a "synthetic lease" (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash and Cash Equivalents" means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

"Cash Management Accounts" means those bank accounts of each Loan Party (other than (i) accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees or (ii) any account established and maintained by any Loan Party at the request of such Loan Party's client as described in the proviso to the first sentence of Section 7.02(r)) maintained at one or more Cash Management Banks listed on Schedule 8.01.

"Cash Management Bank" has the meaning specified therefor in xii)(a).

"Change in Law" has the meaning specified therefor in 1)a)xi).

"Change of Control" means each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 50% of the aggregate outstanding voting power of the Capital Stock of the Parent;

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent; or

(c) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Capital Stock of the Borrower, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens).

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collateral Agent's Account" means an account at a bank designated by the Collateral Agent from time to time as the account into which the Loan Parties shall make payments to the Collateral Agent for the benefit of the Agents and the Lenders in accordance with this Agreement and the other Loan Documents.

"Collateral Agent Advances" has the meaning specified therefor in 0.

"Collections" means all cash, checks, notes, instruments and other items of payment (including insurance proceeds of cash sales, rental proceeds and tax refunds) of the Loan Parties.

"Commitments" means, with respect to each Lender, such Lender's Revolving Credit Commitment, Term Loan A Commitment and Term Loan B Commitment.

"Compliance Certificate" means a compliance certificate in substantially the form of Exhibit E hereto,

"Concentration Account" means the Cash Management Account of Maxxcom maintained at the Concentration Account Bank, as disclosed to the Agents, into which cash received from the Cash Management Banks is wired pursuant to xii).

"Concentration Account Agreement" means a Control Agreement among the Parent, the Borrower, the Concentration Account Bank and the Collateral Agent, in form and substance reasonably satisfactory to Agents, applicable to the Concentration Account.

"Concentration Account Bank" means JPMorgan Chase Bank, N.A., or such other Person or Persons as the Borrower (with the prior written consent of the Collateral Agent, which consent will not be unreasonably withheld) may designate from time to time.

"Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus without duplication, (i) the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (a) Consolidated Net Interest Expense, (b) income tax expense, (c) depreciation expense, and (d) amortization expense, and (ii) to the extent not included in determining Consolidated Net Income of such Person for such period, cash distributions received from Minority-Owned Entities. In determining the Consolidated EBITDA for a particular period, with respect to any Person acquired or partly acquired (including pursuant to puts or step-ups) in a Permitted Acquisition after the first day of such period, the Consolidated EBITDA attributable to such Person shall be calculated on a pro forma basis to include the financial performance of such Person from and after the first day of such period until the date of such acquisition, as if such acquisition occurred on the first day of such period. Notwithstanding the foregoing, for the fiscal quarters ending on September 30, 2006, December 31, 2006 and March 31, 2007, the Consolidated EBITDA of the Parent and its Subsidiaries shall be increased or decreased, as the case may be, by the amounts set forth on Schedule 1.01(C) hereto.

"Consolidated Senior Indebtedness" means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, but excluding (i) all Subordinated Indebtedness (including the Convertible Subordinated Debt) and (ii) all Indebtedness in respect of Third Party Letters of Credit that are backstopped by a Letter of Credit or fully cash collateralized.

"Consolidated Net Income" means, with respect to any Person for any period, the result of the net income (loss) of such Person for such period, determined in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations, (e) interest income (including interest paid-in-kind), (f) non-cash impairment charges, (g) non-cash stock based compensation expenses, and (h) other non-operating income and expenses determined in accordance with GAAP (including, without limitation, the net income (loss) from Minority-Owned Entities).

"Consolidated Net Interest Expense" means, with respect to any Person for any period, the result of the gross interest expense of such Person for such period determined in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (1) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (2) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined in accordance with GAAP.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or in effect guarantees any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contribution Agreement" means a Contribution Agreement, in form and substance reasonably satisfactory to the Collateral Agent, by and among certain Loan Parties.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to the Agents, executed and delivered by the applicable Loan Party, Collateral Agent, and a securities intermediary with respect to a securities account or a bank with respect to a deposit account.

"Convertible Subordinated Debt" means the 8% Convertible Subordinated Debenture due 2010 of the Parent, issued pursuant to the trust indenture dated as of June 28, 2005, between Parent, as issuer, and the trustee named therein.

"Crown" means the sovereign of the United Kingdom, Canada and the other realms and territories, and head of the commonwealth.

"Current Value" has the meaning specified therefor in 0.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Disbursement Letter" means a disbursement letter, in form and substance reasonably satisfactory to the Agents, by and among the Loan Parties, the Agents and the Lenders.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Earnout Amount" means any amount which is owed by any Loan Party to any Person (or any Affiliate of or successor to such Person), which is (or, prior to a determination of the amount thereof, was) a contingent obligation based on the financial performance of such Loan Party and which is, in substance, an amount owing on account of the unpaid portion of the Purchase Price for (a) Capital Stock of any Loan Party, or (b) assets comprising the business, or a portion thereof, of any Loan Party which, in either case, was acquired from such Person or an Affiliate of such Person by any Loan Party.

"Effective Date" means the date, on or before June 18, 2007, on which all of the conditions precedent set forth in 0 are satisfied or waived and the initial Loans are made and/or the initial Letters of Credit are issued.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA or a Canadian pension or employee benefit plan, agreement or arrangement under Canadian Employee Benefit Laws and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates including any Canadian pension or employee benefit plan, agreement or arrangement registered or maintained under Canadian Employee Benefit Laws.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Canadian Environmental Assessment Act, the Canadian Environmental Protection Act, 1999, the Fisheries Act, the Transportation of Dangerous Goods Act, 1992, the Environmental Assessment Act (Ontario), Ontario Water Resources Act, the Environmental Protection Act (Ontario), the Occupational Health and Safety Act (Ontario), the Environment Act (Nova Scotia), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, provincial, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license, authorization or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or health or safety or other government restrictions relating to the protection of the environment or health or safety or the Release, deposit or migration of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel (for purposes of expenses of Canadian counsel, on a solicitor-client basis), experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental or health or safety condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated or disposed by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" means any of the events set forth in 0.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Credit Facility" means the Credit Agreement dated as of September 22, 2004 between the Parent, Maxxcom Inc., an Ontario corporation and Maxxcom, as borrowers, the lenders party thereto, JPMorgan Chase Bank, as US administrative and collateral agent, JPMorgan Chase Bank, as Canadian administrative agent, Bank of Montreal and the Toronto-Dominion Bank, as co-arrangers and co-syndication agents, the Bank of Nova Scotia, as documentation agent and J.P. Morgan Securities Inc., as sole lead arranger and sole lead bookrunner, as amended from time to time.

"Existing Lenders" means the lenders party to the Existing Credit Facility.

"Extraordinary Receipts" means any cash received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in 0 or 0 hereof), with respect to (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments, (vii) any purchase price adjustment received in connection with any purchase agreement, and (viii) any other cash received by any Loan Party not in the ordinary course of business during the term of this Agreement, provided that, Extraordinary Receipts shall not include any cash received by any Loan Party from the proceeds of insurance or indemnity or damage payments to the extent that such proceeds, awards or payments are received by such Loan Party in respect of any third party claim against such Loan Party, and applied to pay (or to reimburse prior payment of) such claim and the costs and expenses of such Loan Party, with respect thereto.

"Facility" means each parcel of real property listed on Schedule 1.01(B) hereto, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means that certain fee letter, dated as of June 18, 2007, between the Borrower and the Agents, in form and substance satisfactory to the Agents.

"Final Maturity Date" means June 18, 2012, or such earlier date on which the Commitments under this Agreement have terminated in accordance with the terms of this Agreement and the other Loan Documents.

"Financial Statements" means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2006, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited condensed consolidated balance sheet of the Parent and its Subsidiaries for the three months ended March 31, 2007, and the related condensed consolidated statement of operations and cash flows for the three months then ended.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period minus Capital Expenditures (other than Capital Lease Obligations) made by such Person and its Subsidiaries during such period, to (ii) the sum of, without duplication, (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder (including payments under Capitalized Lease Obligations), plus (B) the cash portion of Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (C) cash income taxes paid or due and payable by such Person and its Subsidiaries during such period. In determining the Fixed Charge Coverage Ratio for a particular period pro forma effect will be given to: (1) the incurrence, repayment or retirement of any Indebtedness by such Person and its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and (2) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by such Person and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period.

"Fortress" has the meaning specified therefor in the preamble hereto.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of 0 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in 0 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in 0 hereof shall be calculated as if no such change in GAAP has occurred.

"Governmental Authority" means any nation or government, any international, federal (including the federal government of Canada), state, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, tribunal, court, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guaranteed Obligations" has the meaning specified therefor in 0.

"Guarantors" means, collectively, the US Guarantors and the Canadian Guarantors.

"Guaranty" means (i) the guaranty of each US Guarantor and Canadian Guarantor party hereto contained in 0 hereof, and (ii) each guaranty substantially in the form of Exhibit A, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders pursuant to 0 or otherwise.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed, regulated or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, waste, hazardous waste, special waste, or solid waste under Environmental Laws or that could reasonably be expected to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined, regulated or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a waste, hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed, regulated or classified as such under Environmental Laws.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Immaterial Subsidiary" means, at any time, any Subsidiary of the Parent the annual Consolidated EBITDA of which is less than $250,000, provided that the aggregate annual Consolidated EBITDA of all Subsidiaries of the Parent that would otherwise constitute Immaterial Subsidiaries shall not exceed $1,500,000.

"Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the "earn-out" or other deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business) to the extent such obligations are shown as a liability on the balance sheet of such Person; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (ix) all Contingent Obligations; and (x) all obligations referred to in clauses (i) through (ix) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

"Indemnified Matters" has the meaning specified therefor in 0.

"Indemnitees" has the meaning specified therefor in 0.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

"Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Rate Loan, as the case may be, and ending (a) with respect to the Revolving Loans, one (1), two (2), three (3) or six (6) months thereafter, and (b) with respect to the Term Loans, three (3) months thereafter, provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period for any LIBOR Rate Loan shall end after the Final Maturity Date, and (iii) LIBOR Rate Loans borrowed on the same date shall have the same Interest Period.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

"L/C Issuer" means the Bank or such other bank as the Administrative Agent may select in its sole and absolute discretion.

"L/C Subfacility" means that portion of the Total Revolving Credit Commitment equal to $20,000,000.

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" has the meaning specified therefor in the preamble hereto.

"Letter of Credit" has the meaning specified therefor in 1)a)ix).

"Letter of Credit Application" has the meaning specified therefor in 1)a)ix).

"Letter of Credit Collateral Account" has the meaning specified therefor in 0.

"Letter of Credit Fee" has the meaning specified therefor in 1)a)ix)(1).

"Letter of Credit Override Fee" has the meaning specified therefor in 1)a)ix)(1).

"Letter of Credit Guaranty" means one or more guaranties by the Administrative Agent in favor of the L/C Issuer guaranteeing or relating to the Borrower's obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letter of Credit.

"Letter of Credit Obligations" means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, plus (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

"LIBOR" means the rate per annum appearing on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, as the rate for Dollar deposits with a maturity comparable to the requested Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), "LIBOR" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of the requested Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of the requested Interest Period for the number of days comprised therein, which determination shall be conclusive in the absence of manifest error.

"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 3.00%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

"LIBOR Rate Loan" means a Loan bearing interest calculated based upon the LIBOR Rate.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means the Term Loan A, the Term Loan B or any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to 0 hereof.

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

"Loan Document" means this Agreement, the Fee Letter, any Guaranty, any Security Agreement, any Mortgage, any Canadian Pledge Agreement, any Canadian Security Agreement, any Letter of Credit Application, any Intercompany Subordination Agreement, and Contribution Agreement, any Control Agreement, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

"Loan Party" means the Borrower and any Guarantor.

"Louisiana IDB" means the secured performance based forgivable loan granted to Accent Marketing of up to $3,000,000 for the establishment of a new Call Center in Monroe, Louisiana, by the Louisiana Economic Development Corporation.

"Management Services Agreement" means that certain Management Services Agreement, dated as of April 27, 2007, among Parent, Nadal Management, Inc. and Miles Nadal.

"Marketing Communications Business" means the advertising and marketing services businesses including, without limitation, public and government relations, corporate communications, research, direct marketing, database management, trade shows and exhibitions, event sponsorship, branding and corporate identity, strategic marketing, consulting, promotions and interactive services, and any activities generally related to any of the foregoing.

"Material Adverse Effect" means a material adverse effect on (i) the operations, business, assets, properties or condition (financial or otherwise) of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document, (iii) the legality, validity or enforceability against the Loan Parties, taken as a whole, of this Agreement or any other Loan Document, or (iv) the rights and remedies of any Agent or any Lender under any Loan Document to which it is a party.

"Material Contract" means, with respect to any Person, each customer and supplier contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that have a term less than 90 days or that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 90 days' notice without penalty or premium).

"Minority Holders" means, at any time, as the context requires: (i) any Shareholder of a Person that is an employee, officer, or director of such Person at such time, (ii) any Shareholder of a Person who, prior to such time, was an employee, officer, or director of such Person, (iii) any individual who, at such time, is an employee, officer, or director of a Person and immediately after such time becomes a Shareholder of such Person, or (iv) any Shareholder of a Person that is a corporation controlled by an employee, officer, or director of such Person, or a trust established for the benefit of an employee, officer, or director or its immediate family member or spouse of an employee, officer, or director of such Person, in each case who owns, and immediately after such time will own, less than 50% of the Capital Stock of such Person.

"Minority-Owned Entity" means any Person in which the Parent owns, directly or indirectly, less than 50% of the Capital Stock thereof.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents, the Lenders and the Bank Product Providers, securing the Obligations and delivered to the Collateral Agent pursuant to 0, 0 or otherwise.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

"Net Cash Proceeds" means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by 0 on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses, premiums, fees and commissions related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer and/or similar taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions relating thereto and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock (excluding any sale or issuance of the Capital Stock of any Loan Party to its management personnel or employees permitted under this Agreement), the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses, fees and commissions related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer and similar taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"New Lending Office" has the meaning specified therefor in 0.

"Non-U.S. Lender" has the meaning specified therefor in 0.

"Notice of Borrowing" has the meaning specified therefor in 1)a)ii).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in 0. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees (including the fees provided for in the Fee Letter), reasonable attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person to the extent as provided for in the Loan Documents, and (c) the Bank Product Obligations.

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Ownership Percentage" means, with respect to any Person, the percentage of its Capital Stock that is owned by a Loan Party or any Subsidiary thereof.

"Other Taxes" has the meaning specified therefor in 0.

"Parent" has the meaning specified therefor in the preamble hereto.

"Participant Register" has the meaning specified therefor in 0.

"Payment Office" means the Administrative Agent's office located at One Boston Place, 18th Floor, Boston, MA 02108, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Permitted Acquisition" means:

(a) any Acquisition by a Loan Party or any Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(i) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in 0 and 5.02 shall have been satisfied;

(ii) the Borrower shall have furnished to the Collateral Agent, (x) to the extent the Purchase Price of any Acquisition is greater than $1,000,000, at least 30 days prior to the consummation of such Acquisition (1) if available, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition), (2) pro forma financial statements of the Parent and its Subsidiaries after giving effect to the consummation of such Acquisition, and (3) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance with all covenants set forth in 0 hereof after the consummation of such Acquisition, (y) at least 5 days prior to the consummation of any Acquisition, any memoranda or presentations delivered to the Board of Directors of the Parent regarding such Acquisition or if such memoranda or presentations are not available, a summary describing the rationale of such Acquisition in reasonable details, and (z) to the extent the Purchase Price of any Acquisition is greater than $1,000,000, promptly following the closing of such Acquisition, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition has been consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents executed or delivered in connection therewith;

(iii) the agreements, instruments and other documents referred to in paragraph (a)(ii) above shall provide that (1) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except any Permitted Indebtedness), and (2) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (2) then concurrently with such Acquisition such Lien shall be released);

(iv) the entity to be acquired or formed as a result of such Acquisition (the "Target") shall be engaged in the same or similar business as described in Section 6.01(l);

(v) upon the consummation of such Acquisition, the Target shall be a direct Subsidiary of a Loan Party, provided that the Loan Parties may acquire less than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Target, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such Target or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such Target, in each case to the extent that (1) the cash portion of the Purchase Price for all such acquisitions effected after the Effective Date shall not exceed $15,000,000 in the aggregate and (2) the non-cash portion of the Purchase Price paid in shares of Capital Stock of the Loan Parties for all such acquisitions effected after the Effective Date shall not exceed $40,000,000 in the aggregate;

(vi) such Acquisition shall be effected in such a manner so that the acquired Capital Stock or assets are owned either by a Loan Party or a Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person or such surviving Person shall be a Loan Party;

(vii) any such Target (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by 0;

(viii) the Loan Parties' proportional share of the Target's EBITDA for the trailing twelve months shall not exceed 15% of the Consolidated EBITDA of the Parent and its Subsidiaries for the trailing twelve months (calculated on a pro forma basis after giving effect to such Acquisition but before deducting any corporate overhead);

(b) any Acquisition by a Loan Party or any Subsidiary of a Loan Party to the extent that (i) each of the conditions set forth in clauses (a)(ii), (iii), (iv), (vi) and (vii) above shall have been satisfied, and (ii) 100% of the Purchase Price of such Acquisition shall be paid in Shares of Capital Stock of such Loan Party or such Subsidiary so long as such Loan Party or such Subsidiary shall continue to constitute a Subsidiary of a Loan Party after giving effect of such Acquisition; and

(c) any Acquisition by a Loan Party or any Subsidiary of a Loan Party to the extent that (i) (A) such Acquisition is pursuant to a put or call option in existence prior to the Effective Date and listed on Schedule 7.02(e) and (B) each of the conditions set forth in clauses (a)(ii), (iii), (iv), (vi) and (vii) above shall have been satisfied, or (ii) the Agents, with the consent of the Required Lenders, shall otherwise have consented to such Acquisition.

"Permitted Indebtedness" means:

(a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 0, and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified except for a reasonable increase in the interest rate applicable to such Indebtedness due to then current market conditions and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of 1)a)xi)(3), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $5,000,000 at any time outstanding;

(d) Indebtedness permitted by clause (e) of the definition of "Permitted Lien";

(e) Indebtedness permitted under 0;

(f) Subordinated Indebtedness;

(g) Indebtedness of any Loan Party incurred in connection with the issuance of letters of credit on behalf of such Loan Party in the ordinary course of business, provided that the aggregate face amount of such letters of credit shall not exceed $20,000,000 at any time minus the aggregate amount of Letter of Credit Obligations then outstanding;

(h) Contingent Obligations incurred in the ordinary course of business by Parent or any other Loan Party guaranteeing obligations of Parent or any Loan Party permitted under this Agreement;

(i) Indebtedness of Parent or any other Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by Parent or such Loan Party in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five Business Days;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers’ acceptances, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancings thereof to the extent not provided to secure the repayment of other Indebtedness (including guarantees relating thereto);

(k) Indebtedness in respect of one or more Hedging Agreements entered into by any Loan Party in the ordinary course of its business and not for speculative purposes in an aggregate principal amount (as opposed to the aggregate notional amount) not exceeding $7,500,000;

(l) Indebtedness of any Person that is acquired in an Permitted Acquisition that is existing at the time such Person is merged with or into or becomes a Subsidiary of Parent, provided that (i) such Indebtedness is not incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Subsidiary of Parent, and (ii) the aggregate amount of such Indebtedness, together with any extensions, renewals and refinancings thereof, incurred or assumed after the Effective Date shall not exceed $5,000,000 at any time outstanding; and

(m) other Indebtedness in an aggregate amount not exceeding $10,000,000 at any time outstanding.

"Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government, the federal government of Canada or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's or such comparable rating agencies in Canada; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government, the federal government of Canada or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's or such comparable rating agencies in Canada.

"Permitted Liens" means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under 0;

(c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising (provided they are subordinate to the Collateral Agent's Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 0, but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

(e) (i) purchase money Liens on equipment or other capital assets acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such assets or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries (other than attachments and improvements thereto), (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $5,000,000;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business;

(g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

(h) Liens securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness;

(i) deposits and pledges of cash in favor of issuers of letters of credit permitted by clause (g) of the definition of "Permitted Indebtedness," so long as such Liens attach solely to the cash collateralizing such letters of credit;

(j) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement;

(k) Liens arising out of awards, pre-judgment attachments or judgments not otherwise constituting an Event of Default hereunder, so long as the enforcement of such award or judgment has been stayed by reason of a pending appeal or otherwise;

(l) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Parent or any other Loan Party on deposits with or in possession of such banks, other than relating to Indebtedness;

(m) any interest or title of a lessor under any lease entered into by Parent or any other Loan Party in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with such lease;

(n) the right (so long as not exercised) reserved to or vested in any Governmental Authority by the terms of any authorization acquired by any Loan Party or by any statutory provision, to terminate any such authorization, or to require annual or other periodic payments as a condition of the continuance thereof or to distrain or obtain a charge on any business asset of any Loan Party in the event of a failure to make such annual or periodic payments or to comply with the terms thereof;

(o) any rights (so long as not exercised) of expropriation, access or use or other similar such rights conferred or vested on public authorities by or under statutes of Canada or any province or territory of Canada or any foreign jurisdiction, or any political subdivision thereof;

(p) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(q) Liens securing Indebtedness under clause (k) of the definition of "Permitted Indebtedness", so long as such Liens attach solely to the cash payments subject to such Hedging Agreements;

(r) Liens in favor of a landlord arising in the ordinary course of business of the Loan Parties (other than Liens on the tenant improvements); and

(s) other Liens so long as the Indebtedness secured thereby does not exceed $1,000,000 in the aggregate.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Plan" means any Employee Plan or Multiemployer Plan.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 3.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 3.00%.

"PPSA" means the Personal Property Security Act of the applicable Canadian province or provinces in respect of the Canadian Guarantors, or any other applicable Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

"Pro Rata Share" means:

(a) with respect to a Lender's obligation to make Revolving Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations,

(b) with respect to a Lender's obligation to make the Term Loan A and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A,

(c) with respect to a Lender's obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B, and

(d) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment, Term Loan B Commitment (and if such Lender's Term Loan B Commitment has been reduced to zero, the aggregate unpaid principal amount of such Lender's portion of the Term Loan B) and the unpaid principal amount of such Lender's portion of the Term Loan A, by (ii) the sum of the Total Revolving Credit Commitment, the Total Term Loan B Commitment (and the Total Term Loan B Commitment has been reduced to zero, the aggregate unpaid principal amount of the Term Loan B) and the aggregate unpaid principal amount of the Term Loan A, provided, that, if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans and its interest in the Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations.

"Purchase Price" means, with respect to any Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Capital Stock of any Loan Party issued in connection with such Acquisition), paid or delivered by a Loan Party in connection with such Acquisition, plus (ii) the aggregate amount of current liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition.

"Rating Agencies" has the meaning specified therefor in 0.

"Reference Bank" means Wells Fargo Bank, National Association, its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.

"Reference Rate" means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

"Reference Rate Loan" means a Loan bearing interest calculated based upon the Reference Rate.

"Register" has the meaning specified therefor in 0.

"Registered Loans" has the meaning specified therefor in 0.

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Reimbursement Obligations" means the obligation of the Borrower to reimburse the Administrative Agent or any Lender for amounts payable by the Administrative Agent or any Lender under a Letter of Credit Guaranty in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in 1)a)iv).

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Related Party Assignment" has the meaning specified therefor in 0.

"Related Party Register" has the meaning specified therefor in 0.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or worker health, safety or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders" means Lenders whose Pro Rata Shares aggregate at least 50.1%.

"Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Restricted Payments" has the meaning specified in Section 7.02(h).

"Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender's name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Revolving Loan" means a loan made by a Lender to the Borrower pursuant to 0.

"Revolving Loan Lender" means a Lender with a Revolving Credit Commitment or that holds a Revolving Loan.

"Revolving Loan Obligations" means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the federal government administering the Securities Act and any applicable Canadian securities regulatory authority having jurisdiction.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal or provincial statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in 0.

"Security Agreement" means a Security Agreement made by a US Loan Party in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the Bank Product Providers, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.

"Seller" means any Person that sells Capital Stock or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

"Senior Leverage Ratio" means, as of the last day of any period of four (4) consecutive fiscal quarters for which financial statements have been delivered or are required to be delivered under Section 7.01(a), the ratio of (a) the sum of (i) the Consolidated Senior Indebtedness as of the last day of such period minus (ii) the amount of unrestricted Cash and Cash Equivalents of Loan Parties as of the last day of such period held in depository accounts that are subject to a Control Agreement in favor of the Collateral Agent, to (b) Consolidated EBITDA of the Parent and its Subsidiaries for such period.

"Settlement Period" has the meaning specified therefor in 1)a)ii)(2) hereof.

"Shareholder" means the holder or owner of any Capital Stock.

"Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, (iv) in respect of the Borrower and any US Guarantor, such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital and (v) in respect of a Canadian Guarantor, such Person is not an "insolvent person" (as such term is defined in the Bankruptcy and Insolvency Act (Canada)) or a "debtor company" (as defined in the Companies' Creditors Arrangement Act (Canada)).

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are satisfactory to each Agent and which has been expressly subordinated in right of payment to all Obligations (i) by the execution and delivery of a subordination agreement with subordination provisions no less restrictive than those set forth in the trust indenture governing the Convertible Subordinated Debt, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to each Agent and the Required Lenders.

"Subsidiary" means, (a) with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP, or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person, and (b) except for the purposes of calculating the financial covenants set forth in Section 7.03 and the terms used in connection therewith (including, without limitation, "Consolidated EBITDA," "Consolidated Net Income," "Fixed Charge Coverage Ratio," and "Senior Coverage Ratio"), each Minority-Owned Entity that is a Loan Party.

"Taxes" has the meaning specified therefor in 1)a)v).

"Term Loan" means, collectively, the Term Loan A and the Term Loan B.

"Term Loan A" means, collectively, the loans made by the Term Loan A Lenders to the Borrower on the Effective Date pursuant to 0.

"Term Loan A Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan A to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan A Lender" means a Lender with a Term Loan A Commitment or that holds a Term Loan A.

"Term Loan B" means, collectively, the loans made by the Term Loan B Lenders to the Borrower on the Effective Date pursuant to 0.

"Term Loan B Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan B to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan B Lender" means a Lender with a Term Loan B Commitment or that holds a Term Loan B.

"Term Loan Commitment" means, collectively, the Term Loan A Commitment and the Term Loan B Commitment.

"Term Loan Lender" means a Lender with a Term Loan Commitment or that holds a Term Loan.

"Term Loan Obligations" means any Obligations with respect to the Term Loan (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Termination Event" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Third Party Letters of Credit" means the letters of credit described in clause (g) of the definition of "Permitted Indebtedness."

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

"Total Commitment" means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

"Total Revolving Credit Commitment" means the sum of the amounts of the Lenders' Revolving Credit Commitments.

"Total Term Loan A Commitment" means the sum of the amounts of the Lenders' Term Loan A Commitments.

"Total Term Loan B Commitment" means the sum of the amounts of the Lenders' Term Loan B Commitments.

"Total Term Loan Commitment" means the sum of the Total Term Loan A Commitment and the Total Term Loan B Commitment.

"Transferee" has the meaning specified therefor in 1)a)v).

"Uniform Commercial Code" has the meaning specified therefor in 0.

"Unused Line Fee" has the meaning specified therefor in 0.

"Unused Term Loan B Fee" has the meaning specified therefor in 0.

"US Guarantor" means (i) the Borrower, (ii) each Subsidiary of Maxxcom listed as a "Guarantor" on the signature pages hereto, and (iii) each other Person which guarantees, pursuant to 0 or otherwise, all or any part of the Obligations, in each case other than the Canadian Guarantors.

"US Loan Party" means, collectively, the Borrower and the US Guarantors.

"WARN" has the meaning specified therefor in 0.

Section 1.02 Terms Generally . The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms . Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine, and in respect of a Canadian Guarantor, when used to define a category or categories of Collateral owned or hereafter acquired by such Person, such terms shall include the equivalent category or categories of property set forth in the PPSA.

Section 1.04 Time References . Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments . i) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrower at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment;

(ii) each Term Loan A Lender severally agrees to make its portion of the Term Loan A to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan A Commitment; and

(iii) each Term Loan B Lender severally agrees to make one or more Term Loans B to the Borrower at any time and from time to time during the period from the Effective Date to earlier of (x) June 18, 2009 and (y) the date on which the Term Loan B Commitment is reduced to zero pursuant in accordance with the terms hereof, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan B Commitment.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the difference between (x) the Total Revolving Credit Commitment and (y) the sum of (A) aggregate Letter of Credit Obligations and (B) all Indebtedness of the Loan Parties in respect of existing Third Party Letters of Credit (which, for the avoidance of doubt, for the purpose of this Section 2.01(b)(i), shall not be included if such Third Party Letters of Credit are backstopped by a Letter of Credit or fully cash collateralized). The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) The aggregate principal amount of the Term Loan A made on the Effective Date shall not exceed the Total Term Loan A Commitment. The aggregate principal amount of the Term Loan B outstanding at any time shall not exceed the Total Term Loan B Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

(iii) The aggregate principal amount of all Loans and Letter of Credit Obligations outstanding at any time to the Borrower shall not exceed the Total Commitment.

(iv) The Borrower may borrow Revolving Loans to fund any Permitted Acquisition the Purchase Price of which is less than $5,000,000, so long as (x) the then unused and available Total Term Loan B Commitment shall be not less than the amount of such requested Revolving Loans, and (y) if the aggregate amount of all such Revolving Loans exceeds $10,000,000 at any time outstanding, the Borrower shall immediately borrow a Term Loan B in an amount not less than such excess in accordance with Section 2.02 and use the proceeds thereof to repay all or a portion of such Revolving Loans.

(v) Within 30 days after the Effective Date, the Borrower may borrow a Term Loan B and apply the proceeds thereof to fund the general working capital needs of the Borrower, provided that the aggregate principal amount of such Term Loan B shall not exceed $15,000,000.

Section 2.02 Making the Loans . ii) (i) The Borrower shall give the Administrative Agent (and the Collateral Agent, in the case of the Term Loan A) prior written notice in substantially the form of Exhibit D hereto (a "Notice of Borrowing"), not later than 1:00 P.M. (New York City time) on the date which is, in the case of LIBOR Rate Loans, three (3) Business Days prior to the date of and, in the case of Reference Rate Loans, the date of, the proposed Revolving Loans or the Term Loan A (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 1:00 P.M. (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the proposed Loan, (B) whether such Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan, (C) whether such Loan is requested to be a Revolving Loan or the Term Loan A, (D) the use of the proceeds of such proposed Loan, and (E) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan A, must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(ii) The Borrower shall give the Collateral Agent a Notice of Borrowing, not later than 1:00 P.M. (New York City time) on the date which is three (3) Business Days prior to the date of the proposed Term Loan B (or such shorter period as the Collateral Agent is willing to accommodate from time to time, but in no event later than 1:00 P.M. (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the proposed Loan, (B) the proposed Loan is a LIBOR Rate Loan, (C) the proposed Loan is a Term Loan B, (D) the use of the proceeds of such proposed Loan, and (E) the proposed borrowing date, which must be a Business Day, and, except as provided in Section 2.01(b)(v), must be the closing date of the Permitted Acquisition all or a portion of the Purchase Price of which was funded with the proceeds of such Term Loan B. The Collateral Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Collateral Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Collateral Agent). The Borrower hereby waives the right to dispute the Collateral Agent's record of the terms of any such telephonic Notice of Borrowing. The Collateral Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrower until the Collateral Agent receives written notice to the contrary. The Collateral Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this ii) shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $200,000 and shall be in an integral multiple of $100,000. Each Term Loan B shall be made in a minimum amount of $5,000,000 and shall be in an integral multiple of $500,000. No more than 15 LIBOR Rate Loan tranches shall be outstanding at any one time, provided that no more than 10 LIBOR Rate Loan tranches shall be outstanding at any one time for the Revolving Loans and no more than 4 LIBOR Rate Loan tranches shall be outstanding at any one time for the Term Loans B.

(c) (1) Except as otherwise provided in this subsection 1)a)ii)(1), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, the Total Term Loan A Commitment and the Total Term Loan B Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to 1)a)i), subject to the procedures for settlement set forth in subsection 1)a)ii)(2); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in 0 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in 0 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent's Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent's Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower which account, unless otherwise so directed by the Borrower in writing, shall be the Concentration Account.

(iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to subsection 0, the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this subsection 1)a)ii)(1) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (2) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to subsection 1)a)ii)(1), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender's initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender's interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this subsection 1)a)ii)(2) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to subsection 1)a)ii)(2), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this subsection 0 shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt . iii) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b) The outstanding principal of the Term Loans shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent (and the Collateral Agent, in the case of the Term Loans) shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent (or the Collateral Agent, as applicable) hereunder for the account of the Lenders and each Lender's share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent (or the Collateral Agent, as applicable) to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to 0) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest . iv) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the LIBOR Rate plus 2.50%. or the Reference Rate plus 1.10%, as applicable.

(b) Term Loan. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until such principal amount becomes due, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin. The portion of the Term Loan that converts into or continues as a Reference Rate Loan pursuant to Section 2.09 shall bear interest on the principal amount thereof from time to time outstanding from the date such Term Loan becomes a Reference Rate Loan pursuant to this Agreement until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default that remains in existence for more than 30 days (or immediately upon the occurrence and during the continuation of an Event of Default described in 0 or 0 with respect to any Loan Party), (i) the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, outstanding Reimbursement Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate, and (ii) the Letter of Credit Fees shall be increased by 3.00 percentage points above the per annum rate otherwise applicable hereunder.

(d) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to 1)a)x) with the amount of any interest payment due hereunder.

(e) General. Interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(f) Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document:

(i) Whenever interest payable by a Canadian Guarantor is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation.

(ii) In no event shall the aggregate "interest" (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c.C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by a Canadian Guarantor to any Agent or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of such Agent, such Lenders and such Canadian Guarantor and the amount of such payment or collection shall be refunded by such Agent and such Lenders to such Canadian Guarantor. For the purposes of this Agreement and each other Loan Document to which Canadian Guarantor is a party, the effective annual rate of interest payable by Canadian Guarantor shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent for the account of such Canadian Guarantor will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(iii) All calculations of interest payable by a Canadian Guarantor under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

Section 2.05 Reduction of Commitment; Prepayment of Loans .

(a) Reduction of Commitments.

(i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may, after the second anniversary of the Effective Date, reduce the Total Revolving Credit Commitment to an amount not less than $30,000,000 to the extent that after giving effect to such reduction, the Total Revolving Credit Commitment shall not be less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall be in an amount which is an integral multiple of $1,000,000, shall be made by providing not less than five (5) Business Days' prior written notice to the Administrative Agent, shall be irrevocable and shall be accompanied by the payment of the Applicable Prepayment Premium (if any) on the amount of the Total Revolving Credit Commitment so reduced. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan A. The Total Term Loan A Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(iii) Term Loan B. The Total Term Loan B Commitment shall be reduced by the amount of each borrowing of a Term Loan B and shall terminate at 5:00 p.m. (New York City time) on the earlier of (x) June 18, 2009, and (y) the date on which the Term Loan B Commitment is reduced to zero. Once reduced, the Term Loan B Commitment may not be increased. Such reduction of the Total Term Loan B Commitment shall reduce the Term Loan B Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part. The Borrower shall not be permitted to prepay any portion of the principal of any Term Loan until all Revolving Loan Obligations and Letter of Credit Obligations are paid in full (or, to the extent such Obligations are contingent, such Obligations are cash collateralized in an amount equal to 102.5% of the aggregate undrawn amount of all outstanding Letters of Credit) and all Revolving Credit Commitments have been terminated.

(ii) Prepayment In Full. The Borrower may, upon at least sixty (60) days prior written notice to the Agents, terminate this Agreement by paying to the Administrative Agent and the Collateral Agent, as applicable, in cash, the Obligations (including either (A) providing cash collateral to be held by the Administrative Agent in an amount equal to 102.5% of the aggregate undrawn amount of all outstanding Letters of Credit or (B) causing the original Letters of Credit to be returned to the Administrative Agent), in full, together with the Applicable Prepayment Premium. If the Borrower has sent a notice of termination pursuant to this clause (ii), then the Lenders' obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations (including either (A) providing cash collateral to be held by the Administrative Agent in an amount equal to 102.5% of the aggregate undrawn amount of all outstanding Letters of Credit or (B) causing the original Letters of Credit to be returned to the Administrative Agent), in full, together with the Applicable Prepayment Premium (if any), on the date set forth as the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) The Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the outstanding amount of all Letter of Credit Obligations plus the aggregate amount of all Indebtedness of the Loan Parties in respect of Third Party Letters of Credit exceeds the result of the Total Revolving Credit Commitment, to the full extent of any such excess. If at any time after the Borrower has complied with the first sentence of this 0, the aggregate Letter of Credit Obligations is greater than the Total Revolving Credit Commitment, the Borrower shall provide cash collateral to the Administrative Agent in an amount equal to 102.5% of such excess, which cash collateral shall be deposited in the Letter of Credit Collateral Account and, provided that no Event of Default shall have occurred and be continuing, returned to the Borrower, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the Total Revolving Credit Commitment.

(ii) The Borrower will immediately prepay the outstanding principal amount of the Term Loan in the event that the Total Revolving Credit Commitment is terminated for any reason, but not until all Revolving Loan Obligations and Letter of Credit Obligations are first paid in full (or, to the extent such Obligations are contingent, such Obligations are cash collateralized in an amount equal to 102.5% of the aggregate undrawn amount of all outstanding Letters of Credit).

(iii) The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent's Account, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans.

(iv) Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to 0, the Borrower shall prepay the Obligations in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, Net Cash Proceeds received by such Person in connection with such Disposition shall not be required to be so applied to the extent (A) the Borrower delivers to the Agents promptly following such Disposition a certificate stating that a Loan Party or a Subsidiary thereof intends to use such Net Cash Proceeds to consummate a Permitted Acquisition within two hundred and seventy (270) days of receipt of such Net Cash Proceeds and (B) such Person in fact reinvests such Net Cash Proceeds within such two hundred and seventy (270) day period. Pending such reinvestments, such Loan Party shall (1) apply such Net Cash Proceeds as a prepayment of the applicable Revolving Loans but not as a permanent reduction in the Total Revolving Loan Commitment (and the Administrative Agent shall, concurrently with such prepayment, establish and maintain a reserve against the applicable Total Revolving Credit Commitment in an amount equal to such prepayment) and (2) after the Revolving Loans have been prepaid, the remainder of such Net Cash Proceeds shall be deposited in a cash collateral account in which the Collateral Agent has a perfected first priority security interest for the benefit of the Agents, the Lenders and the Bank Product Providers. Any Net Cash Proceeds not so reinvested shall be applied to permanently prepay the Loans. Nothing contained in this subsection (iv) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with 0.

(v) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (excluding shares of Capital Stock issued to employees and management personnel of any Loan Party), the Borrower shall prepay the Obligations in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection 0 shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vi) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the Obligations in accordance with Section 2.05(d) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(vii) If the Parent were to terminate the services of Nadal Management, Inc. and Miles Nadal without "Cause" (as defined in the Management Services Agreement), and a successor Chief Executive Officer reasonably acceptable to the Collateral Agent (acting in good faith) is not appointed by the Parent's Board of Directors within four (4) months of such termination without Cause (the "Replacement Period"), the Required Lenders may, during the two (2) month period following the end of the Replacement Period, notify the Borrower that the Required Lenders have elected to terminate this Agreement and require the Borrower, effective on the eight (8) month anniversary of the end of the Replacement Period, to prepay the Obligations in full in cash (including either (A) providing cash collateral to be held by the Administrative Agent in an amount equal to 102.5% of the aggregate undrawn amount of all outstanding Letters of Credit or (B) causing the original Letters of Credit to be returned to the Administrative Agent).

(viii) For the avoidance of doubt, no Applicable Prepayment Premium shall be paid in connection with any prepayment made in accordance with this Section 2.05(c).

(d) Application of Payments. Each prepayment pursuant to subsections 0, 0, and 0 above shall be applied, first, to the Revolving Loans until paid in full, and second, ratably to the Term Loans.

(e) Interest and Fees. Any prepayment made pursuant to this 0 (other than prepayments made pursuant to subsections 0 and 0 of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to 0. Any prepayment of a LIBOR Rate Loan shall be accompanied by any payment required under Section 2.10.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this 0, payments with respect to any subsection of this 0 are in addition to payments made or required to be made under any other subsection of this 0.

Section 2.06 Fees .

(a) Fee Letter. The Borrower shall pay to the Collateral Agent the fees set forth in the Fee Letter as and when due and payable under the terms of the Fee Letter.

(b) Unused Line Fee. From and after the Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, an unused line fee (the "Unused Line Fee"), which shall accrue at the rate per annum of 0.5% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time and shall be payable monthly in arrears on the first day of each month commencing on July 1, 2007.

(c) Unused Term Loan B Fee. From and after the Effective Date and until the date of termination of the Total Term Loan B Commitment, the Borrower shall pay to the Collateral Agent for the account of the Term Loan B Lenders, in accordance with their Pro Rata Shares, an unused Term Loan B fee (the "Unused Term Loan B Fee"), which shall accrue at the rate per annum of 0.5% on the excess, if any, of the Total Term Loan B Commitment over the average principal amount of all Term Loans B outstanding from time to time and shall be payable monthly in arrears on the first day of each month commencing July 1, 2007.

Section 2.07 Securitization . The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a "Securitization") through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "Rating Agencies"). The Loan Parties shall reasonably cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not adversely affect the rights, or increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, and (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization.

Section 2.08 Taxes . v) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent, any Lender or the L/C Issuer (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes"). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent, any Lender or the L/C Issuer (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent, such Lender or the L/C Issuer (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes"). Each Loan Party shall deliver to each Agent, each Lender and the L/C Issuer official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent, each Lender and the L/C Issuer harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to 0 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent (or the Collateral Agent, as applicable) pursuant to the last sentence of Section 12.07(b) for recordation pursuant to Section 12.07(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this v), a Non-U.S. Lender shall not be required to deliver any form pursuant to this v)0 that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) Any Agent, any Lender or the L/C Issuer (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent, such Lender or the L/C Issuer (or Transferee) to disclose any information such Agent, such Lender or the L/C Issuer (or Transferee) deems confidential and would not, in the sole determination of such Agent, such Lender or the L/C Issuer (or Transferee), be otherwise disadvantageous to such Agent, such Lender or the L/C Issuer (or Transferee).

(g) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.09 LIBOR Not Determinable; Illegality . vi) In the event, and on each occasion, that on or before the day on which LIBOR is to be determined for a borrowing that is to include LIBOR Rate Loans, the Administrative Agent (or the Collateral Agent, with respect the Term Loans) has determined in good faith that, or has been advised by the Required Lenders that, (i) LIBOR cannot be reasonably determined for any reason or (ii) Dollar deposits in the principal amount of the applicable LIBOR Rate Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Lenders' LIBOR Rate Loans are then being conducted, the Administrative Agent (or the Collateral Agent, as applicable) shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the other Lenders. In the event of any such determination, any request by the Borrower for a LIBOR Rate Loan pursuant to Section 2.02 shall, until, (i) in the case of such a determination by the Required Lenders, the Administrative Agent (or the Collateral Agent, as applicable) has been advised by the Required Lenders and the Administrative Agent (or the Collateral Agent, as applicable) has so advised the Borrower that, or (ii) in the case of a determination by the Administrative Agent (or the Collateral Agent, as applicable), the Administrative Agent (or the Collateral Agent, as applicable) has advised the Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan. Each determination by the Administrative Agent (or the Collateral Agent, as applicable) and/or the Required Lenders hereunder shall be conclusive and binding absent manifest error.

(b) In the event that after the Effective Date, it shall be unlawful for any Lender to make, maintain or fund any LIBOR Rate Loan as contemplated by this Agreement, then such Lender shall promptly give notice thereof to the Administrative Agent (or the Collateral Agent, with respect to the Term Loans) and the Borrower describing such illegality in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make LIBOR Rate Loans shall be suspended for the duration of such illegality and, if and when such illegality ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower. If any such change shall make it unlawful for any Lender to maintain any outstanding LIBOR Rate Loan as a LIBOR Rate Loan, such Lender shall, upon the happening of such event, notify the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower, and such Lender's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Reference Rate Loans immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the Interest Period for such LIBOR Rate Loan.

Section 2.10 Indemnity . vii) The Loan Parties hereby jointly and severally indemnify each Lender against any loss or expense that such Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan and including loss of anticipated profits) as a consequence of (i) any failure by the Loan Parties to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article VI, (ii) any failure by the Borrower to borrow any LIBOR Rate Loan hereunder, to convert any Reference Rate Loan into a LIBOR Rate Loan or to continue a LIBOR Rate Loan as such after notice of such borrowing, conversion or continuation has been given pursuant to Section 2.02 hereof, (iii) any payment, prepayment (mandatory or optional) or conversion of a LIBOR Rate Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period, (iv) any default in payment or prepayment of the principal amount of any LIBOR Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or converted or continued or not borrowed or converted or continued (based on LIBOR applicable thereto) for the period from the date of such payment, prepayment, conversion, continuation or failure to borrow, convert or continue on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing in the interbank LIBOR market for a comparable Interest Period the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for the Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Borrower and shall be conclusive and binding absent manifest error.

(b) Notwithstanding paragraph (a) of this Section 2.10, the Administrative Agent (or the Collateral Agent, as applicable) will use reasonable efforts to minimize or reduce any such loss or expense resulting from the mandatory prepayments required by Section 2.05(c) of this Agreement by applying all payments and prepayments to Reference Rate Loans prior to any application of payments to LIBOR Rate Loans, provided that nothing in this Section 2.10(b) shall affect the order of application of payments as set forth in Section 2.05(b), (c) and (d) or Section 4.04(b), as applicable.

Section 2.11 Continuation and Conversion of Loans . viii) The Borrower may from time to time request LIBOR Rate Loans or may request that a Loan that is a Reference Rate Loan be converted to a LIBOR Rate Loan or that any existing LIBOR Rate Loans continue for an additional Interest Period. Such request from the Borrower shall be in writing and shall specify the amount of the LIBOR Rate Loans or the amount of the Reference Rate Loans to be converted to LIBOR Rate Loans or the amount of the LIBOR Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by the Administrative Agent (or the Collateral Agent, with respect to the Term Loans) of such a request from the Borrower, such LIBOR Rate Loans shall be made or Reference Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) no more than fifteen (15) Interest Periods ((A) in the case of Revolving Loans, no more than ten (10) Interest Periods, and (B) in the case of Term Loans B, no more than four (4) Interest Periods) may be in effect at any one time, (iv) the aggregate amount of the LIBOR Rate Loans must be in an amount not less than $500,000 (or in the case of a Revolving Loan, $200,000) or an integral multiple of $100,000 in excess thereof, and (v) the Administrative Agent (or the Collateral Agent, as applicable) shall not have notified the Borrower that LIBOR Rate Loans are unavailable pursuant to Section 2.09. Any request by or on behalf of the Borrower for LIBOR Rate Loans or to convert Reference Rate Loans to LIBOR Rate Loans or to continue any existing LIBOR Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, the Agents and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if the Agents and Lenders had purchased such deposits to fund the LIBOR Rate Loans.

(b) Any LIBOR Rate Loans shall automatically convert to Reference Rate Loans upon the last day of the applicable Interest Period, unless the Administrative Agent has received and approved a request to continue such LIBOR Rate Loans at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Loans shall, at the Administrative Agent's option, upon notice by the Administrative Agent to the Borrower, be subsequently converted to Reference Rate Loans in the event that this Agreement shall terminate or not be renewed. The Borrower shall pay to the Administrative Agent, for the benefit of Lenders, upon demand by the Administrative Agent (or the Administrative Agent may, at its option, charge the Loan Account of the Borrower) any amounts required to compensate any Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Loans to Reference Rate Loans pursuant to any of the foregoing.

ARTICLE III

LETTERS OF CREDIT

Section 3.01 Letter of Credit Guaranty .  ix)  In order to assist the Loan Parties in establishing or opening standby letters of credit, which shall not have expiration dates that exceed three years from the date of issuance, or which have expiration dates not exceeding one year from the date of issuance subject to automatic renewal set forth therein (each a "Letter of Credit"), with the L/C Issuer, the Loan Parties have requested the Administrative Agent to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Administrative Agent's credit to that of the Loan Parties, and the Administrative Agent has agreed to do so. These arrangements shall be coordinated by the Administrative Agent, subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit. The Loan Parties will be the account party for the application for each Letter of Credit, which shall be substantially in the form of Exhibit G hereto or on a computer transmission system approved by the Administrative Agent and the L/C Issuer, or such other written form or computer transmission system as may from time to time be approved by the Administrative Agent and the L/C Issuer, and shall be duly completed in a manner and at a time reasonably acceptable to the Administrative Agent, together with such other certificates, agreements, documents and other papers and information as the Administrative Agent and the L/C Issuer may reasonably request (the "Letter of Credit Application"). In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

(b) The aggregate Letter of Credit Obligations shall not exceed the lowest of (i) the difference between (A) the Total Revolving Credit Commitment and (B) the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding, and (II) all Indebtedness of the Loan Parties in respect of existing Third Party Letters of Credit (which, for the avoidance of doubt, for the purpose of this Section 3.01(b)(i)(B)(II), shall not be included if such Third Party Letters of Credit are backstopped by a Letter of Credit or fully cash collateralized), and (ii) the L/C Subfacility minus the aggregate amount of all Indebtedness of the Loan Parties in respect of existing Third Party Letters of Credit. In addition, the terms and conditions of all Letters of Credit and all changes or modifications thereof by the Loan Parties and/or the L/C Issuer shall in all respects be subject to the prior approval of the Administrative Agent in the reasonable exercise of its sole and absolute discretion; provided, however, that (i) the expiry date of all Letters of Credit shall be no later than fifteen days prior to the Final Maturity Date unless, no later than fifteen days prior to the Final Maturity Date either (A) such Letters of Credit shall be cash collateralized in an amount equal to 102.5% of the face amount of such Letters of Credit by deposit of cash in such amount in an account under the sole and exclusive control of the Administrative Agent for the benefit of the Administrative Agent and/or the L/C Issuer (the "Letter of Credit Collateral Account") or (B) the Loan Parties shall provide the Administrative Agent and the Revolving Loan Lenders with an indemnification, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank or other financial institution acceptable to the Agents for any Letter of Credit Obligations with respect to such Letters of Credit and (ii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

(c) The Administrative Agent shall have the right, without notice to the Borrower, to charge the Loan Account with the amount of any and all Indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Agents or the Revolving Loan Lenders under the Letter of Credit Guaranty or incurred by the L/C Issuer with respect to a Letter of Credit at the earlier of (i) payment by the Administrative Agent or the Revolving Loan Lenders under the Letter of Credit Guaranty or (ii) the occurrence of any Default or Event of Default. The Administrative Agent shall also have the right to charge the Loan Account with the amount of any cash collateral that the L/C Issuer may require from the Administrative Agent or any Lender solely under a Letter of Credit Guaranty, in each case provided the Administrative Agent provides the Borrower with prior written notice of its intent to charge the Loan Account in accordance with the terms of this Section 3.01(c). Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to ii) of this Agreement. Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for the Borrower's account by the L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto will be charged to the Loan Account in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on the Borrower absent manifest error. Each of the Revolving Loan Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges regardless of whether any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in 0 have been satisfied.

(d) Each Loan Party agrees to unconditionally indemnify each Agent and each Lender and hold each Agent and each Lender harmless from any and all loss, claim or liability incurred by any Agent or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the L/C Issuer, any Agent or any Lender as determined by a final judgment of a court of competent jurisdiction. Each Loan Party further agrees to hold each Agent and each Lender harmless from any errors or omission, negligence or misconduct by the L/C Issuer. Each Loan Party's unconditional obligations to each Agent, each Lender and the L/C Issuer with respect to Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of such Agent's, such Lender's or the L/C Issuer's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Each Loan Party agrees that any charges incurred by the Administrative Agent or the L/C Issuer for such Loan Party's account hereunder may be charged to the Loan Account.

(e) Upon any payments made to the L/C Issuer under the Letter of Credit Guaranty, the Agents or the Revolving Loan Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Loan Parties in favor of the L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agents and the Revolving Loan Lenders and apply in all respects to the Agents and the Revolving Loan Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

Section 3.02 Participations .

(a) Purchase of Participations . Immediately upon issuance by the L/C Issuer of any Letter of Credit pursuant to this Agreement, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Loan Lender's Pro Rata Share, in all obligations of the Administrative Agent in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrower with respect thereto pursuant to the Letter of Credit Guaranty or otherwise).

(b) Sharing of Payments. In the event that the Administrative Agent makes any payment in respect of the Letter of Credit Guaranty and the Borrower shall not have repaid such amount to the Administrative Agent, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with 0 and x) of this Agreement.

(c) Obligations Irrevocable. The obligations of a Revolving Loan Lender to make payments to the Administrative Agent for the account of the Agents, the Revolving Loan Lenders or the L/C Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other party and the beneficiary named in such Letter of Credit);

(iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) any failure by any Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vi) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vii) the occurrence of any Default or Event of Default.

Section 3.03 Letters of Credit .

(a) Request for Issuance. The Loan Parties may, upon notice not later than 12:00 noon, New York City time, at least two (2) Business Days in advance of the issuance thereof, request the Administrative Agent to assist the Borrower in establishing or opening a Letter of Credit by delivering to the Administrative Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents. The Administrative Agent shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in 0 will not have been satisfied on such date, and the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in 0 have been satisfied.

(b) Letter of Credit Fees.  (1)  The Borrower shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with the Revolving Loan Lenders' Pro Rata Shares (x) for any Letter of Credit issued hereunder by the L/C Issuer, a non-refundable fee equal to 2.5% per annum of the stated amount of such Letter of Credit, and (y) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit, a non-refundable fee equal to 2.5% per annum of the increase in the stated amount of such Letter of Credit, in each case payable monthly in arrears on the first day of each month commencing on July 1, 2007 based on the stated amounts of the Letters of Credit issued or increased during such month (the "Letter of Credit Fees").

(ii) The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders, in accordance with the Lenders' Pro Rata Shares (x) for any Third Party Letter of Credit issued on account of any Loan Party, a non-refundable fee equal to 1% per annum of the stated amount of such Third Party Letter of Credit, and (y) for any amendment to an existing Third Party Letter of Credit that increases the stated amount of such letter of credit, a non-refundable fee equal to 1% per annum of the increase in the stated amount of such letter of credit, in each case payable monthly in arrears on the first day of each month commencing on July 1, 2007 based on the stated amounts of the Third Party Letters of Credit issued or increased during such month (the "Letter of Credit Override Fees").

(iii) L/C Issuer Charges. The Borrower shall pay to the Administrative Agent the standard charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit.

(iv) Charges to the Loan Account. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to 0 and x) of this Agreement with the amount of any Letter of Credit fees or charges due under this 0.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 [Intentionally Omitted.]

Section 4.02 Payments; Computations and Statements . x) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, (i) with respect to the Revolving Loan Obligations, to the Administrative Agent's Account, and (ii) with respect to the Term Loan Obligations, to the Collateral Agent's Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in ii), after receipt, the Administrative Agent and the Collateral Agent, as applicable, will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent and the Collateral Agent, as applicable, will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document with respect to the Obligations other than Term Loan Obligations. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in 0 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to ii) of this Agreement. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent's discretion, provided that the Administrative Agent may from time to time with respect to Revolving Loan Obligations, and shall upon the request of the Collateral Agent from time to time, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent (or the Collateral Agent, as applicable) on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent and the Collateral Agent, as applicable, of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) (i) The Administrative Agent (with respect to the Revolving Loan Obligations) shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrower during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Loans made to the Borrower during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

(ii) The Collateral Agent (with respect to the Term Loan Obligations) shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Collateral Agent, as applicable) of the amounts and dates of all Term Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Term Loans to the Borrower during such month and the Term Loans to which such payments were applied, the amount of interest accrued on the Term Loans to the Borrower during such month. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03 Sharing of Payments, Etc . Except as provided in ii) hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this 0 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments .  Subject to ii) hereof and to any written agreement among the Agents and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Loans, all payments in respect of the Reimbursement Obligations, all payments of fees (other than the fees set forth in 0 hereof to the extent set forth in a written agreement among the Agents and the Lenders, fees with respect to Letters of Credit provided for in 0) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent (with respect to the Revolving Loan Obligations) and the Collateral Agent (with respect to the Term Loan Obligations), as applicable, among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, notwithstanding any other provisions of any Loan Document to the contrary, any Agent may, and upon the direction of the Required Lenders shall, apply, or cause to be applied, all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due to the Agents or the L/C Issuer until paid in full; (ii) second, ratably to pay the Revolving Loan Obligations in respect of any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Revolving Loans, Collateral Agent Advances and Reimbursement Obligations until paid in full; (iv) fourth, ratably to pay principal of the Revolving Loans, Collateral Agent Advances and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations in an amount equal to 102.5% of the aggregate undrawn amount of all outstanding Letters of Credit) until paid in full; (v) fifth, ratably to pay the Term Loan Obligations in respect of any fees and indemnities then due to the Term Loan Lenders until paid in full; (vi) sixth, ratably to pay interest due in respect of the Term Loan until paid in full; (vii) seventh, ratably to pay principal of the Term Loan until paid in full; (viii) eighth, ratably to pay the Bank Product Obligations, until paid in full, and (ix) ninth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of 0, "paid in full" means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding

(d) In the event of a direct conflict between the priority provisions of this 0 and other provisions contained in any Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this 0 shall control and govern.

Section 4.05 Increased Costs and Reduced Return .  xi)  If any Lender, any Agent or the L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender, any Agent or the L/C Issuer or any Person controlling any such Agent, any such Lender or the L/C Issuer with any directive of, or guideline from, any central bank or other Governmental Authority (in each case, whether or not having the force of law) (each a "Change in Law"), shall (i) subject such Agent, such Lender or the L/C Issuer, or any Person controlling such Agent, such Lender or the L/C Issuer to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender or any Letter of Credit issued by the L/C Issuer (except for taxes on the overall net income of such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer and the result of any event referred to in clauses (i) or (ii) above shall be to increase the cost to such Agent, such Lender or the L/C Issuer of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by such Agent, such Lender or the L/C Issuer hereunder, then, upon demand by such Agent, such Lender or the L/C Issuer, the Borrower shall pay to such Agent, such Lender or the L/C Issuer such additional amounts as will compensate such Agent, such Lender or the L/C Issuer for such increased costs or reductions in amount.

(b) If any Agent, any Lender or the L/C Issuer shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer, and such Agent, such Lender or the L/C Issuer determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent's, such Lender's or the L/C Issuer's such other controlling Person's capital to a level below that which such Agent, such Lender or the L/C Issuer or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Agent, such Lender or the L/C Issuer, the Borrower shall pay to such Agent, such Lender or the L/C Issuer from time to time such additional amounts as will compensate such Agent, such Lender or the L/C Issuer for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's capital.

(c) All amounts payable under this 1)a)xi) shall bear interest from the date that is ten (10) days after the date of demand by any Agent, any Lender or the L/C Issuer until payment in full to such Agent, such Lender or the L/C Issuer at the Reference Rate. A certificate of such Agent, such Lender or the L/C Issuer claiming compensation under this 1)a)xi), specifying the event herein above described and the nature of such event shall be submitted by such Agent, such Lender or the L/C Issuer to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent's, such Lender's or the L/C Issuer's reasons for invoking the provisions of this 1)a)xi), and shall be final and conclusive absent manifest error.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness . This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents (the "Effective Date"):

(a) Payment of Fees, Etc. The Borrower shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to 0 and 0.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in 0 and in each other Loan Document, certificate or other writing delivered to any Agent, any Lender or the L/C Issuer pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each US Loan Party, together with the original stock certificates representing all of the Capital Stock of such US Loan Party's subsidiaries and all intercompany promissory notes of such US Loan Parties pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii) a Canadian Security Agreement, duly executed by each Canadian Guarantor;

(iii) a Canadian Pledge Agreement, duly executed by the Canadian Guarantors party thereto, together with the original stock certificates representing all of the Capital Stock of such Canadian Guarantor's subsidiaries and all intercompany promissory notes of such Canadian Guarantor pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iv) the Fee Letter, duly executed by the Borrower;

(v) copies of appropriate financing statements on Form UCC-1 to be filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage and appropriate PPSA financing statements duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interest purported to be created by each Canadian Security Agreement;

(vi) (A) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any US Loan Party and which are filed in the offices referred to in paragraph (v) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent or except as permitted under Section 7.02(a), shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent or except as permitted under Section 7.02(a), shall not show any such Liens, and (B) certified copies of PPSA search results from the applicable Canadian jurisdiction listing all security interests against any Canadian Guarantor and which are filed in the applicable personal property security office of such Canadian jurisdiction and which do not disclose, except as otherwise agreed in writing by the Collateral Agent or except as permitted under Section 7.02(a), security interests affecting any of the Collateral;

(vii) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an authorized signatory thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(viii) a certificate of an authorized signatory of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized signatories;

(ix) a certificate of the appropriate official(s) of the state or province of organization and each state of foreign qualification of each Loan Party, each dated within ten (10) days of the Effective Date or otherwise acceptable to the Collateral Agent, certifying as to the subsistence and/or good standing (as applicable) of, and, in the case of any US Loan Party, the payment of taxes by, such Loan Party in such states or provinces (as applicable);

(x) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date (unless agreed to by the Agents) by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xi) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an authorized signatory of such Loan Party;

(xii) (A) an opinion of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, and (B) opinions of Fogler, Rubinoff LLP, Hacker Gignac Rice, Aird & Berlis LLP, Robins, Appleby & Taub LLP, Patterson Law, McInnes Cooper, and Shea Nerland Calnan LLP, Canadian counsel to the Loan Parties, each substantially in the form of Exhibit F and as to such other matters as the Collateral Agent may reasonably request;

(xiii) a certificate of an Authorized Officer of the Parent and the Borrower, on behalf of each Loan Party, certifying as to the matters set forth in subsection 0 of this 0;

(xiv) a copy of the Financial Statements and the financial projections described in 0 hereof;

(xv) a certificate of the chief financial officer of the Borrower certifying that, to the knowledge of the Borrower, the Borrower believes that it would satisfy, on the date hereof, the financial covenant set forth in Section 7.03 (b) applicable to the fiscal quarter ending June 30, 2007 (calculated on a pro forma basis after giving effect to the Loans made and Letters of Credit issued on the date hereof) as if such financial covenant were measured on such date;

(1) a certificate of the chief financial officer of the Parent, certifying as to the solvency of the Parent and its Subsidiaries taken as a whole, which certificate shall be satisfactory in form and substance to the Collateral Agent;

(xvii) evidence of the insurance coverage required by 0(h);

(xviii) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, Letter of Credit Applications and all other notices under this Agreement and the other Loan Documents;

(xix) copies of the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower;

(xx) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lender, together with UCC-3 termination statements for all UCC-1 financing statements filed by, or on behalf of, the Existing Lender and covering any portion of the Collateral and PPSA terminations or discharges for all PPSA financing statements (if any) filed by the Existing Lender and covering any portion of the Collateral;

(xxi) such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Borrower's cash management system;

(xxii) the Contribution Agreement, duly executed by each Loan Party;

(xxiii) the Intercompany Subordination Agreement, duly executed by each Loan Party;

(xxiv) the Disbursement Letter, duly executed by each Loan Party; and

(xxv) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e) Material Adverse Effect. No event or development shall have occurred since December 31, 2006 which could reasonably be expected to have a Material Adverse Effect.

(f) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.

(g) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans or the issuance of the initial Letters of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(h) Minimum Closing EBITDA. The Agents shall be satisfied that Consolidated EBITDA of the Parent and its Subsidiaries, for the trailing consecutive twelve-month period ending on April 30, 2007, shall be more than $32,000,000.

Section 5.02 Conditions Precedent to All Loans and Letters of Credit . The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrower in establishing or opening any Letter of Credit after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Agents, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, 0 and 0 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent (or the Collateral Agent, with respect to any Term Loan B) of a Notice of Borrowing with respect to each such Loan, and the Borrower's acceptance of the proceeds of such Loan, or the submission by the Borrower of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in 0 and in each other Loan Document delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this 0 have been satisfied as of the date of such request.

(c) Notices. The Administrative Agent (or the Collateral Agent, as applicable) shall have received (i) a Notice of Borrowing pursuant to ii) hereof and (ii) a Letter of Credit Application pursuant to 0 hereof, if applicable.

(d) Compliance. The Borrower shall have delivered a certificate (which can form part of the Notice of Borrowing or the Letter of Credit Application, as the case may be) certifying that, to the knowledge of the Borrower, the Borrower believes that it would satisfy, on the date the requested Loan and/or Letter of Credit is made or issued (as the case may be), the financial covenant set forth in Section 7.03(a) applicable to the immediately succeeding fiscal quarter (calculated on a pro forma basis after giving effect to such Loan or the issuance of such Letter of Credit) as if such financial covenant was measured on such date.

(e) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

Section 5.03 Conditions Subsequent to the Initial Loans. The obligation of the Lenders to continue to make or maintain Loans is subject to the fulfillment of the conditions subsequent set forth in Schedule 5.03 (the failure by the Loan Parties to so perform or cause to be performed constituting an Event of Default).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties . Each of the Borrower and the Parent, on behalf of itself and the other Loan Parties, hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, other than jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, or other publicly filed organizational document of each Loan Party as applicable, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e) Subsidiaries.

(i) As of the Effective Date, Schedule 6.010 is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Parent (for the purposes of this Section 6.01(e), including all Minority-Owned Entities that are not Loan Parties, other than any investments set forth in Schedule 7.02(e)). All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights, except as indicated on such Schedule. Except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its Subsidiaries, free and clear of all Liens. As of the Effective Date, except as indicated on such Schedule, there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent. Except as indicated on such Schedule, as of the Effective Date, any Subsidiary of the Parent that is not a Loan Party is an Immaterial Subsidiary.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.010, (i) there is no pending or, to the knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to the Collateral Agent, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2006 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to each Agent (A) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from January 1, 2007, through December 31, 2007, and (B) the model of projected cash flows and capital position of the Parent and its Subsidiaries for the Fiscal Years 2007 through 2011, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi). Such projections, as may be updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, together with any other information made available to the Agents, taken as a whole, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

(i) ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Employee Plan is in substantial compliance with ERISA, the Internal Revenue Code and the Canadian Employee Benefit Laws, as applicable, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, and (iv) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 0, as of the Effective Date, no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as could not reasonably be expected to have a Material Adverse Effect, except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment. Except as could not reasonably be expected to have a Material Adverse Effect: all Canadian Employee Plans are, and have been, established, registered, qualified, administered, funded and invested in all material respects in accordance with the terms of such Canadian Employee Plans including the terms of the material documents that support such Canadian Employee Plans, any applicable collective agreement and all applicable laws; no event has occurred respecting any Canadian Employee Plan which could result in the revocation of the registration of such Canadian Employee Plan or entitle any person (without consent of the applicable Loan party) to wind up or terminate any Canadian Employee Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Employee Plan; there are no unfunded liabilities in respect of any Canadian Employee Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable; none of the Canadian Employee Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees; and there is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or threatened involving any Canadian Employee Plan or its assets.

(j) Taxes, Etc. All material federal, Canadian, state, provincial and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except for taxes, assessments and charges in an aggregate amount not the exceed $2,000,000 and except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than the Marketing Communications Business.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except where a lack of compliance could not reasonably be expected to have Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except where the existence of such condition could not reasonably be expected to have Material Adverse Effect.

(o) Properties.  (2)  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 1)a)xi)(2) sets forth a complete and accurate list, as of the Effective Date, of the location, by state or province (as the case may be) and street address, of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in all of the Leases material to its business taken as a whole. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Loan Party, except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party is in default of its obligations under any such Lease, and no Loan Party has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. As of the Effective Date, there is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q) [Intentionally Omitted].

(r) Environmental Matters. Except as set forth on Schedule 0 or as could not reasonably be expected to have a Material Adverse Effect, (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 0 sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. (i) The proceeds of the Term Loan A shall be used to (A) refinance existing indebtedness of the Borrower, (B) pay fees and expenses in connection with the transactions contemplated hereby, and (C) fund working capital and other general corporate purposes of the Borrower, (ii) the Revolving Loans shall be used to (A) refinance existing indebtedness of the Borrower, (B) pay fees and expenses in connection with the transactions contemplated hereby, (C) fund working capital and other general corporate purposes of the Borrower, and (D) fund the Purchase Price of Permitted Acquisitions subject to the limitations set forth in Section 2.01(b)(iv), and (iii) the proceeds of the Term Loan B shall be used to (A) fund the Purchase Price of Permitted Acquisitions and the Call Center Capital Expenditures, and (B) fund working capital and other general corporate needs of the Borrower subject to the limitations set forth in Section 2.01(b)(v). The Letters of Credit will be used for general working capital purposes.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan and Letter of Credit, the Loan Parties on a consolidated basis are Solvent.

(v) Location of Bank Accounts. Schedule 0 sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Except as set forth on Schedule 0, each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Set forth on Schedule 0 is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(x) Material Contracts. Set forth on Schedule 0 is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, and (ii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(y) Investment Company Act. None of the Loan Parties is an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state, provincial or foreign law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act, the applicable Canadian provincial employment standards legislation or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) No Bankruptcy Filing. Except as set forth on Schedule 6.01(aa), no Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(bb) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 0 sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) the chief place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number or Canada Revenue Agency business number, of each Loan Party, if applicable.

(cc) [Intentionally Omitted].

(dd) U.S. Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the Bank Product Providers, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in 0 and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens).

(ee) Canadian Security Interests. Each Canadian Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the Bank Product Providers, a legal, valid and enforceable security interest in the Collateral secured thereby. Liens on the Collateral granted by each Canadian Security Agreement are perfected, first priority security interests (subject to Permitted Liens).

(ff) No Default. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(gg) Withholdings and Remittances. Each Loan Party has (i) withheld from each payment made to any of its past or present employees, officers and directors, and to any nonresident of the country in which it is resident, the amount of all material taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation and (ii) collected and remitted to the appropriate tax authority when required by law to do so all material amounts collectible and remittable in respect of goods and services tax and similar provincial or state taxes, and has paid all such material mounts payable by it on account of sales taxes including goods and services and other value-added taxes (for purposes of this paragraph, the amount of a tax is material if it equals or exceeds $2,000,000 in the aggregate for any Loan Party.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants . So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to the Collateral Agent (for prompt dissemination by the Collateral Agent to the Lenders in the case of the items described in clauses (i) through (iv) and (vi) below):

(i) (A) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (which opinion shall be without (x) a "going concern" or like qualification or exception, (y) any qualification or exception as to the scope of such audit, or (z) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of 0); and (B) concurrently with delivery to the SEC (and promptly after such delivery, a notice to the Collateral Agent of such delivery), any financial statements contained in Form 10-K filed with the SEC, provided that such financial statements shall be deemed delivered upon the filing of such financial statements on EDGAR (or any successor system of the SEC);

(ii) as soon as available, and in any event within 55 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, the internally prepared monthly financial reporting package in substantially the form of Exhibit I hereto;

(iii) (A) as soon as available and in any event within 55 days after the end of each of the first three fiscal quarters of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, condensed consolidated balance sheets, statements of operations and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end adjustments, and (B) concurrently with delivery to the SEC (and promptly after such delivery, a notice to the Collateral Agent of such delivery), any financial statements contained in Form 10-Q filed with the SEC, provided that such financial statements shall be deemed delivered upon the filing of such financial statements on EDGAR (or any successor system of the SEC);

(iv) as soon as available, and in any event within 55 days after the end of each of the first three fiscal quarters of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date (and simultaneously with the delivery of the financial statements required under clause (i) of this Section 7.01(a)), a Compliance Certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations specified in 0;

(v) as soon as available, and in any event within 55 days after the end of the fourth fiscal quarter of the Parent and its Subsidiaries, a certificate from an Authorized Officer of the Parent attaching a schedule showing the estimated calculations of the financial covenants specified in 0 for the most recently ended fiscal quarter;

(vi) as soon as available and in any event not later than 30 days after the end of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in 0(A), prepared on a quarterly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the information then available to the Parent;

(vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within 5 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that, to the knowledge of the Parent, could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Parent setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) to the extent that, individually or in the aggregate, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $2,000,000, (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury or other such applicable Governmental Authority for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code or under Canadian Employee Benefit Laws with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC or other Governmental Authority, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's or other Governmental Authority's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code or under Canadian Employee Benefit Laws have not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff or termination (as defined in WARN or the applicable Canadian Employee Benefit Law) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(x) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action (including any Environmental Action), suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xi) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xii) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of all or substantially all of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

(xiii) promptly upon receipt thereof, copies of all financial reports, if any, submitted to the Borrower or the Parent by its auditors in connection with any annual or interim audit of the books thereof; and

(xiv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary (other than Immaterial Subsidiaries) of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 20 days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement or Canadian Security Agreement (as the case may be), and if such Subsidiary has any Subsidiaries, together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, and (y) undated stock powers executed in blank with signature guaranteed, (C) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof (in respect of the real property located in the United States) and a surveyor's certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under 0 or otherwise, and (E ) such other agreements, instruments, approvals, legal opinions (to the extent that the annual Consolidated EBITDA of such Subsidiary is not less than $2,000,000) or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement (or Canadian Security Agreement) or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any such Subsidiary (including any Immaterial Subsidiaries) to execute and deliver promptly and in any event within 20 days after the formation or acquisition of such Subsidiary a supplement to Security Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, and (C) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.

(c) Compliance with Laws, Etc. (i) Except as could not reasonably be expected to have a Material Adverse Effect, comply, and cause each of its Subsidiaries to comply, in all respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws and Canadian Employee Benefit Law), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), and (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable tax laws, rules, regulations and orders, such compliance to include, without limitation, (x) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (y) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours upon reasonable prior notice to the Borrower, or at any time and without notice to the Borrower if an Event of Default exists or has occurred and is continuing, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, environmental assessments or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this 0.

(g) Maintenance of Properties, Etc. Except as could not reasonably be expected to have a Material Adverse Effective, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is customarily carried in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents, the Lenders and the Bank Product Providers, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j) Environmental. (i) Except as could not reasonably be expected to have a Material Adverse Effect, keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) except as could not reasonably be expected to have a Material Adverse Effect, comply, and cause each of its Subsidiaries to comply, in all respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) except as could not reasonably be expected to have a Material Adverse Effect, provide the Agents written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other order, in each case of clauses (A), (B) and (C) above, which could reasonably be expected to have a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority or any other Person relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Lender.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) [Intentional Omitted].

(m) [Intentional Omitted].

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being an "After Acquired Property") with a Current Value (as defined below) in excess of $500,000 promptly (but in any event within 20 days) after such acquisition so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value"). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Collateral Agent the following, each in form and substance reasonably satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, and (v) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this 0.

(p) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Accounts Payable. Take commercially reasonable efforts to cause all material accounts payable owing by any Loan Party to be paid in the ordinary course of business, except to the extent contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

Section 7.02 Negative Covenants . So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code, the PPSA or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any Subsidiary of any Loan Party (other than the Borrower) may be merged into such Loan Party or another Subsidiary of such Loan Party, or may consolidate with another Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days' prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement or Canadian Security Agreement (pursuant to which the Capital Stock of such Subsidiary is pledged to the Collateral Agent), as applicable, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii) any Loan Party and its Subsidiaries may (A) (x) sell or otherwise dispose of Inventory or obsolete or worn-out equipment in the ordinary course of business, and (y) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions pursuant to this subclause (y) do not exceed $10,000,000 in the aggregate in any twelve-month period, (B) lease or sub-lease a Facility that would not materially interfere with the required use of such Facility by the Parent or any other Loan Party, (C) dispose of Permitted Investments in the ordinary course of business, (D) make Dispositions permitted by Section 7.02(c)(i), (E) license, on a non-exclusive basis, patents, trademarks, copyrights and know-how to third Persons, the Parent or any other Loan Party in the ordinary course of business, (F) make Dispositions of defaulted Accounts in order to realize on such Accounts in a commercially reasonable manner, (G) make Dispositions of non-core assets listed in Schedule 7.02(c) hereto; provided that in case of clauses (A) through (G), the Net Cash Proceeds are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of 0.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in 0.

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments, including any contracted commitments, existing on the date hereof and set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof (other than increases in connection with the exercise of put or call options described in such Schedule) or any other modification of the terms thereof, (ii) loans and advances by it to its Subsidiaries and Minority-Owned Entities and by such Subsidiaries or Minority-Owned Entities to it, made in the ordinary course of business, provided that the aggregate principal amount of such loans and advances made to Subsidiaries or Minority-Owned Entities that are not Loan Parties shall not exceed $1,000,000 at any one time outstanding, (iii) Permitted Investments, (iv) Permitted Acquisitions, and (v) Additional Permitted Investments.

(f) Sale/leaseback Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property in connection with any sale and leaseback transaction.

(g) Capital Expenditures. (3) Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures (other than Call Center Capital Expenditures) made by the Loan Parties and their Subsidiaries to exceed $15,000,000 in any Fiscal Year, provided that up to 25% of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year. Upon the consummation of each Permitted Acquisition after the Effective Date, the maximum amount of Capital Expenditures (other than Call Center Capital Expenditures) permitted thereafter shall be increased by an amount equal to 10% of the consolidated EBITDA of the Target subject to such acquisition (calculated on the same basis as set forth in the definition of "Consolidated EBITDA") for the most recently completed fiscal year of such Target (which amount shall be determined in good faith by the Parent, based upon the audited financial statements (or, to the extent audited financial statements are not available, unaudited financial statements) of such Target for such fiscal year furnished to the Collateral Agent), provided that, the aggregate amount of such increases permitted under this Section 7.02(g)(i) shall not exceed $1,000,000.

(ii) Notwithstanding the provisions set forth in paragraph (g)(i) above, Accent Marketing may make additional Capital Expenditures in connection with the development, construction, ownership and operation of Call Centers developed after the Effective Date ("Call Center Capital Expenditures") in an aggregate amount not to exceed (x) $5,000,000 in any Fiscal Year, provided that up to 25% of any such amount, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year, and (y) $15,000,000 during the term of this Agreement, in each case so long as:

(A) the Parent delivers to the Agents, at least 30 days prior to the initial allocation of such Capital Expenditures as Call Center Capital Expenditures for each Call Center developed after the Effective Date, financial projections in form and substance reasonably acceptable to the Agents demonstrating that (1) the Consolidated EBITDA for such Call Center resulting from such Capital Expenditures in the first two years (or the first year, in the case the related customer contract has a term less than three years) following the initial date of the revenue generating operations of such Call Center exceeds 100% of the amount of such Capital Expenditures, (2) such Call Center shall be profitable within three months after the initial date of its revenue generating operations, and (3) the anticipated build-out period of such Call Center,

(B) the Agents shall have received a certificate from an Authorized Officer of the Parent certifying that, with respect to each Call Center developed after the Effective Date, (1) the Consolidated EBITDA for such Call Center resulting from the corresponding Call Center Capital Expenditures in the first two years (or the first year, in the case the related customer contract has a term less than three years) following the initial date of the revenue generating operations of such Call Center exceeded 100% of the amount of such Capital Expenditures, and (2) such Call Center became profitable within three months after the initial date of its revenue generating operations, and

(C) Accent Marketing shall have entered into contracts with its customers in connection with such Call Centers for a term of not less than three years (or two years, so long as the Consolidated EBITDA for such Call Center resulting from such Capital Expenditures in the first year following the initial date of the revenue generating operations of such Call Center exceeds 100% of the amount of such Capital Expenditures) after the initial date of the revenue generating operations of such Call Center and which require such customers to make minimum payments to support the financial projections delivered to the Agents pursuant to clause (ii)(A) above.

(h) Restricted Payments.  (i)  Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management (for the avoidance of doubt, other than the Management Service Agreement so long as the nature of the employment covered by such agreement is the same as in effect on the date hereof), consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (collectively, the "Restricted Payments"); provided, however, (A) any Loan Party may pay dividends to the Parent (1) in amounts necessary to pay customary expenses of the Parent in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees of the Parent) and (2) in amounts necessary to pay taxes when due and owing by the Parent, (B) any Subsidiary of the Borrower may make Restricted Payments to the Borrower, (C) the Parent may pay dividends in the form of common Capital Stock, (D) any Loan Party may make Restricted Payments to the Shareholders and employees and management personnel of the Shareholders pursuant to the terms of the shareholder agreements or similar agreements between such Loan Party and such Shareholders, (E) the Parent and the Borrower may make any purchase, repurchase or redemption of restricted stock units and/or restricted stock of the Parent, any of its Subsidiaries or Minority-Owned Entities to satisfy any applicable tax withholding obligations of directors, officers or employees of the Parent, such Subsidiary or Minority-Owned Entity, provided that any such purchase, repurchase or redemption is permitted pursuant to the underlying equity incentive plan or restricted stock or restricted stock unit grant, and (F) any Loan Party may make payments in respect of Earnout Amounts made pursuant to the terms of the definitive documentation for any Permitted Acquisition, provided further that, in the case of clause (D), (I) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payments, and (II) the Loan Parties shall be in compliance with the financial covenants set forth in 0 calculated on a pro forma basis after giving effect to such Restricted Payments based upon the Loan Parties' financial statements delivered to the Agents pursuant to Section 7.01(a) for the most recently ended fiscal month, provided further that, in each case of clauses (A) through (C), (E) and (F) above, at the election of the Collateral Agent, which the Collateral Agent may and, upon the direction of the Required Lenders, shall make by notice to the Borrower, no such payment shall be made if an Event of Default shall have occurred and be continuing.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions among the Borrower, its Subsidiaries and Minority-Owned Entities (provided such Subsidiaries and Minority-Owned Entities are Loan Parties), and (iii) transactions permitted by Section 7.02(e).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this 0 shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 0;

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

(l) Limitation on Issuance of Capital Stock. Other than with respect to the Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants, except for, in the case of any Loan Party other than the Parent, the issuance and sale of shares of such Loan Party's Capital Stock and any securities convertible into or exchangeable for such Loan Party's Capital Stock granted or issued to such Loan Party's senior officers and management personnel in an aggregate amount not to exceed 30% of the aggregate outstanding shares of such Loan Party's Capital Stock as of the Effective Date.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by 0, amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o) ERISA . Except as could not reasonably be expected to have a Material Adverse Effect, (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(p) Environmental. (i) Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect; or (ii) assume through agreement by it or any of its Subsidiaries any Environmental Liabilities and Costs except as could not reasonably be expected to have a Material Adverse Effect.

(q) Certain Agreements. Agree to any amendment or other change to or waiver of any of its rights under any Material Contract to the extent such amendment, change or waiver could materially adverse to its interests or the interests of the Agents and the Lenders.

(r) Excess Cash. Notwithstanding anything contained herein to the contrary, neither the Parent nor any of its Subsidiaries shall accumulate or maintain cash in bank accounts (in excess of checks outstanding against such accounts and amounts necessary to meet minimum balance requirements), cash equivalents and Permitted Investments in an aggregate amount in excess of $2,000,000 (excluding (i) the amounts deposited into the Cash Management Accounts and accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees and sales taxes, and (ii) the amount of any cash in bank accounts, cash equivalents and Permitted Investments of (x) Allard Johnson Communications Inc. and (y) Veritas Communications Inc., so long as such Person is not a Loan Party) for a period of more than 5 consecutive Business Days (or, during the months of January and December in any calendar year, for VitroRobertson LLC, Hello Design, LLC and any other Loan Party with bank accounts located in the State of California (with respect to such bank accounts) for a period of more than 8 consecutive Business Days, until such Person's bank accounts have been moved to accounts held with a Cash Management Bank), provided that any Loan Party may, at the request of a client, set aside media and production-related advances made by such client in escrow accounts which are not Cash Management Accounts. The Parent shall use reasonable efforts to cause VitroRobertson LLC, Hello Design, LLC and any other Loan Party with bank accounts located in the State of California (with respect to such bank accounts) to transfer cash held in their existing bank accounts to accounts maintained by a Cash Management Bank.

Section 7.03 Financial Covenants . So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Senior Leverage Ratio. Permit the Senior Leverage Ratio, for any period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries, as of the end of each fiscal quarter set forth below, to be greater than the applicable ratio set forth opposite such period:

Applicable Period	Senior Leverage Ratio
June 30, 2007	3.2500:1.00
September 30, 2007	3.2500:1.00
December 31, 2007	3.2500:1.00
March 31, 2008	3.2500:1.00
June 30, 2008	3.2500:1.00
September 30, 2008	3.2500:1.00
December 31, 2008	3.2500:1.00
March 31, 2009	3.2500:1.00
June 30, 2009	3.2500:1.00
September 30, 2009	3.2500:1.00
December 31, 2009	3.2500:1.00
March 31, 2010	3.2500:1.00
June 30, 2010	3.1875:1.00
September 30, 2010	3.1250:1.00
December 31, 2010	3.0625:1.00
March 31, 2011	3.0000:1.00
June 30, 2011	2.9375:1.00
September 30, 2011	2.8750:1.00
December 31, 2011	2.8125:1.00
March 31, 2012	2.7500:1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries, (i) as of the end of each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries ending June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008, to be less than 1.20:1.00, (ii) as of the end of each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries ending June 30, 2008, to be less than 1.25:1.00, and (iii) as of the end of each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries thereafter, to be less than 1.30:1.00.

(c) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries, for any period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries, commencing with the period ending June 30, 2007, to be less than $30,000,000. Upon the consummation of each Permitted Acquisition after the Effective Date, the minimum Consolidated EBITDA covenant level thereafter shall be increased by an amount equal to 100% of the consolidated EBITDA of the Target subject to such acquisition (calculated on the same basis as set forth in the definition of "Consolidated EBITDA") for the most recently completed fiscal year of such Target (which amount shall be determined in good faith by the Parent, based upon the audited financial statements (or, to the extent audited financial statements are not available, unaudited financial statements) of such Target for such fiscal year furnished to the Collateral Agent).

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS AND OTHER COLLATERAL

Section 8.01 Collection of Accounts; Management of Collateral . xii) The Loan Parties shall (i) establish and maintain cash management services of a type and on terms satisfactory to Administrative Agent at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank"), and shall take such reasonable steps to enforce, collect and receive all amounts owing on the Accounts of Loan Parties or any of their Subsidiaries, except as set forth on Schedule 8.01, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all proceeds in respect of any Collateral and all Collections and other amounts received by any Loan Party (including payments made by the Account Debtors directly to any Loan Party) into a Cash Management Account or the Concentration Account, subject to one or more Control Agreements.

(b) On the Effective Date, the Loan Parties shall, with respect to each Cash Management Account, deliver to Collateral Agent a Control Agreement with respect to such Cash Management Account.  Each such Control Agreement shall provide, among other things, that (i) upon the occurrence and during the continuance of an Event of Default, the Cash Management Bank will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in such Cash Management Account without further consent by the Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the occurrence and during the continuance of an Event of Default, upon the instruction of the Collateral Agent, the Cash Management Bank will forward, by daily sweep, all amounts in the applicable Cash Management Account to the Administrative Agent's Account.

(c) Upon the terms and subject to the conditions set forth in the Concentration Account Agreement with respect to the Concentration Account, all amounts received in the Concentration Account shall be wired each Business Day into the Administrative Agent's Account, except that, so long as no Event of Default has occurred and is continuing, the Collateral Agent will not direct the Concentration Account Bank to transfer funds in the Concentration Account to the Administrative Agent's Account.

(d) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Collateral Agent and Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, the applicable Loan Party and such prospective Cash Management Bank shall have executed and delivered to Collateral Agent a Control Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Collateral Agent that the creditworthiness of the Cash Management Bank, at which such Cash Management Accounts are located, is no longer acceptable in Collateral Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Collateral Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Collateral Agent's liability under any Control Agreement with such Cash Management Bank is no longer acceptable in Collateral Agent's reasonable judgment.

(e) The Cash Management Accounts shall be subject to Control Agreements and shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Collateral Agent for the benefit of the Secured Parties. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party as proceeds of any Collateral shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into the Concentration Account; provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in 0, (v) or (vi) shall be held by such Loan Party in trust for the Agents and the Lenders and upon the instruction of Collateral Agent, be deposited by the Loan Party in original form and no later than the next Business Day after receipt thereof into the Administrative Agent's Account. A Loan Party shall not commingle such collections with such Loan Party's own funds or the funds of any Subsidiary or Affiliate of such Loan Party or with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Collateral Agent shall constitute final payment to the Collateral Agent unless and until such instruments have actually been collected.

(f) After the occurrence and during the continuance of an Event of Default, any Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent shall have the sole right to collect the Accounts and/or take possession of the Collateral and the books and records relating thereto. The Loan Parties shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account, compromise or settle any Account for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, in the ordinary course of business.

(g) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts, drafts against Account Debtors with respect to Accounts, assignments and verifications of Accounts and notices to Account Debtors with respect to Accounts, to send verification of Accounts, and to notify the relevant postal service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans, Letter of Credit Obligations and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(h) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(i) If any Account includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agents if any Account includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account.

(j) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default . If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest on any Loan, any Collateral Agent Advance, any Reimbursement Obligation or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with (i) any covenant or agreement contained in paragraph (c)(i) of Section 7.01 or paragraph (d) of Section 7.01 (with respect to the Parent and the Borrower), or any covenant or agreement contained in Section 7.02, Section 7.03 or 0, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any Mortgage to which it is a party or any Canadian Security Agreement to which it is a party, (ii) any covenant or agreement contained in paragraph (a) of Section 7.01, and such failure, if capable of being remedied, shall remain unremedied for a period of 7 days, after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to the Borrower, (iii) any covenant or agreement contained in paragraphs (f), (h), (j)(iii) or (j)(iv) of Section 7.01, and such failure, if capable of being remedied, shall remain unremedied for a period of 5 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to the Borrower, (iv) any covenant or agreement contained in paragraphs (b), (c)(ii), (o) or (q) of Section 7.01, and such failure, if capable of being remedied, shall remain unremedied for a period of 10 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to the Borrower;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections 0, 0 and 0 of this 0, such failure, if capable of being remedied, shall remain unremedied for 25 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party shall fail to pay any principal of any of its Indebtedness (excluding Indebtedness evidenced by this Agreement), in excess of $2,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection 0;

(g) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) (x) any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or (y) the validity or enforceability of any material provision of any Loan Document shall be contested by any Loan Party thereto, or a proceeding shall be commenced by any Loan Party, seeking to establish the invalidity or unenforceability thereof;

(i) any Security Agreement, any Mortgage, any Canadian Security Agreement or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents, the Lenders and the Bank Product Providers on any Collateral purported to be covered thereby;

(j) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $3,000,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 20 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection 0 if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(k) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of the Loan Parties' business taken as a whole for more than fifteen (15) days;

(l) any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of the Loan Parties to continue their business taken as a whole on a profitable basis;

(m) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n) the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of the Loan Parties taken as a whole;

(o) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,000,000;

(p) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $1,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount); or

(q) a Change of Control shall have occurred;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection 0 or 0 of this 0 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. Subject to Section 4.04(b), the Administrative Agent may, after the occurrence and during the continuation of any Event of Default, require the Borrower to deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 102.5% of the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Administrative Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.

ARTICLE X

AGENTS

Section 10.01 Appointment . Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to 1)a)ii) of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that while Agents shall endeavor to make such deliveries Agents shall not have any liability to the Lenders for any Agent's failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to 0 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties . The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Administrative Agent (or the Collateral Agent, as applicable) receives written notice of the assignment or transfer thereof, pursuant to 0 hereof, signed by such payee and in form satisfactory to the Administrative Agent (or the Collateral Agent, as applicable); (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to 0, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance . Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification . To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to 0; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent's or the L/C Issuer's gross negligence or willful misconduct. The obligations of the Lenders under this 0 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually . With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent . xiii)  Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent, which successor Agent shall, so long as no Default or Event of Default under Section 9.01(a), (c), (f) or (g) shall have occurred and be continuing, be acceptable to the Borrower (such acceptance not to be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation hereunder as an Agent, the provisions of this 0 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above; provided that if all of the Revolving Obligations are paid in full, the Administrative Agent's resignation shall be effective at the end of such thirty (30) Business Day period regardless of whether a successor Agent has been appointed.

Section 10.08 Collateral Matters .

(a) The Collateral Agent may, after the occurrence and during the continuation of a Default or an Event of Default, from time to time make such disbursements and advances ("Collateral Agent Advances") which the Collateral Agent, in its reasonable discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in 0, provided that the aggregate amount of outstanding Collateral Agent Advances at no time shall exceed $5,500,000. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with 1)a)x). The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to 0, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share (determined under clause (d) of the definition of Pro Rata Share) of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, Reimbursement Obligations, Letter of Credit Obligations, and all other Obligations in accordance with the terms hereof; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this 0.

(c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in 0), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under 0. Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents, the Lenders and the Bank Product Providers upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Neither Agent shall have any obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to any Agent in this 0 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, any Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent's own interest in the Collateral as one of the Lenders and that neither Agent shall have any duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection . Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code or the PPSA, as applicable, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents, the Lenders and the Bank Product Providers as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state or provincial law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty . (a) Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower, now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer in enforcing any rights under the guaranty set forth in this 0. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower.

(b) In addition to the guaranty specified in Section 11.01(a) above, each Guarantor agrees to indemnify and save the Agents, the Lenders and the L/C Issuer harmless from and against all costs, losses, expenses and damages it may suffer as a result or consequence of, the Borrower's default in the performance of any of the Guaranteed Obligations, or any ability by the Agents, the Lenders or the L/C Issuer to recover the ultimate balance due or remaining unpaid to such party in respect of the Guaranteed Obligations, including, without limitation, legal fees incurred by or on behalf of the Agents, the Lenders or the L/C Issuer resulting from any action instituted on the basis of this 0.

Section 11.02 Guaranty Absolute . Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto. Each Guarantor agrees that this 0 constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this 0 are independent of the Guaranteed Obligations and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this 0 shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent, any Lender or the L/C Issuer;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This 0 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver . Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this 0 and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent, any Lender or the L/C Issuer to seek payment or recovery of any amounts owed under this 0 from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent, any Lender or the L/C Issuer protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agents, the Lenders and the L/C Issuer shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this 0 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this 0, and acknowledges that this 0 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments . This 0 is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this 0 and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans, the Reimbursement Obligations and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in 0.

Section 11.05 Subrogation . No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this 0, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents, the Lenders and the L/C Issuer against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations, and all other amounts payable under this 0 shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations, and all other amounts payable under this 0 and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents, the Lenders and the L/C Issuer and shall forthwith be paid to the Agents, the Lenders and the L/C Issuer to be credited and applied to the Guaranteed Obligations, and all other amounts payable under this 0, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations, or other amounts payable under this 0 thereafter arising. If (i) any Guarantor shall make payment to the Agents, the Lenders and the L/C Issuer of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations, and all other amounts payable under this 0 shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents, the Lenders and the L/C Issuer will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations, resulting from such payment by such Guarantor. Subject to the provisions contained in this Section 11.05, each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of payment made under this 0, the provisions of the Contribution Agreement shall apply.

Section 11.06 Maximum Liability . The provisions of under this ARTICLE XI are severable, and in any action or proceeding involving any state or provincial corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this ARTICLE XI would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor's liability under this ARTICLE XI, then, notwithstanding any other provision of this ARTICLE XI to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor's "Maximum Liability"). This Section 11.06 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this ARTICLE XI or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor's obligations hereunder beyond its Maximum Liability.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

c/o MDC Partners Inc.
950 Third Avenue, 5th Floor
New York, New York 10022
Attention: Chief Financial Officer
Telephone: (646) 429-1818
Telecopier: (212) 937-4365

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Frank Huck, Esq.
Telephone: (212) 455-7025
Telecopier: (212) 455-2502

if to the Administrative Agent, to it at the following address:

Wells Fargo Foothill, Inc.
One Boston Place, 18th Floor
Boston, MA  02108
Attention: Business Finance Manager
Telephone: (617) 624-4400
Telecopier: (617) 523-3077

with a copy to:

Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attention: Keith G. Radner, Esq.
Telephone: (312) 201-3945
Telecopier: (312) 863-7445

if to the Collateral Agent, to it at the following address:

Fortress Credit Corp.
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: Glenn P. Cummins
Telephone: (212) 798-6052
Telecopier: (646) 224-8716

in each case, with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Eliot L. Relles, Esq.
Telephone: 212-756-2000
Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this 0. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to 0 and 0 shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

Section 12.02 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend the Final Maturity Date or any date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (iv) amend the definition of "Required Lenders," or "Pro Rata Share" without the written consent of each Lender, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents, the Lenders and the Bank Product Providers, or release the Borrower or any Guarantor, in each case, without the written consent of each Lender, or (vi) amend, modify or waive Section 2.05(b)(i), Section 2.05(d), 0 or this 0 of this Agreement, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

(b) If, in connection with any proposed amendment, waiver, discharge, termination or consent, the consent of Fortress and its Related Funds is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Collateral Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 12.07(b), and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.10 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender plus the Applicable Prepayment Premium (if any).

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys' Fees . The Borrower will pay on demand, all reasonable costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to 0 or the review of any of the agreements, instruments and documents referred to in 0), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees for its brokers that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05 Right of Set-off . Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this 0 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability . Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b) Each Lender may (x) with the written consent of the Collateral Agent (which such consent shall not be unreasonably withheld or delayed), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it, and (y) with the written consent of the Administrative Agent (which such consent shall not be unreasonably withheld or delayed), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the second to the last sentence of this 0, the parties to each such assignment shall (x) execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent (or the Administrative Agent, in the case of an assignment of any Revolving Credit Commitment and Revolving Loans), a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender) and (y) deliver to the Borrower an executed copy of such Assignment and Acceptance and (iii) no written consent of the Collateral Agent or the Administrative Agent and no notice to the Borrower shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Administrative Agent or, in the case of an assignment of any Term Loan Commitment or Term Loan, the Collateral Agent (or such shorter period as shall be agreed to by the Administrative Agent, or the Collateral Agent, as applicable, and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this 0, a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a "Related Party Assignment"); provided, however, that (I) the Borrower and the Administrative Agent (and the Collateral Agent, as applicable) may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent (or the Collateral Agent, as applicable) for recordation on the Register, (II) the Administrative Agent (and the Collateral Agent, as applicable) may continue to deal solely and directly with such assigning Lender until receipt by the Administrative Agent (or the Collateral Agent, as applicable) of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recorded on the Related Party Register (as defined below). Each Lender, who makes an assignment or sale pursuant to the foregoing sentence where the Assignment and Acceptance is not delivered to Administrative Agent (or the Collateral Agent, as applicable), shall indemnify and agree to hold Agents, the Borrower and the other Lenders harmless from and against any United States federal withholding tax that would not have been imposed but for (i) the failure of the Affiliate or the Related Fund that received such assignment to comply with this Agreement or (ii) the failure of such Lender to withhold such tax at the proper rate in the event such Affiliate or Related Fund does not comply with this Agreement (or complies with this Agreement but delivers forms indicating it is entitled to a reduced rate of such tax).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent (and with respect to the Term Loans, the Collateral Agent) shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") and Letter of Credit Obligations owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of 0 as to which an Assignment and Acceptance is not delivered to the Administrative Agent or the Collateral Agent, as applicable, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (the "Related Party Register") comparable to the Register on behalf of the Borrower. The Related Party Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by the Administrative Agent or the Collateral Agent, as applicable, of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to 0 (which consent of the Collateral Agent or the Administrative Agent, as applicable, must be evidenced by the Collateral Agent's or the Administrative Agent's, as applicable, execution of an acceptance to such Assignment and Acceptance), the Administrative Agent or the Collateral Agent, as applicable, shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with 0. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its promissory notes related thereto, if any) to secure obligations of such Lender in connection with any financing obtained by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in 0 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of v) and 1)a)xi) of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.08 Counterparts . This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW . THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE . ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders . Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter . Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments . If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer.

Section 12.15 Indemnification .

(a) General Indemnity. In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and the L/C Issuer and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower or the L/C Issuer's issuing of Letters of Credit for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, the Reimbursement Obligations or the Letter of Credit Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this 0 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this 0 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records . The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to 0 hereof, including, without limitation, the accrued and unpaid fees payable pursuant to the Fee Letter, the Unused Line Fee, the Unused Term Loan B Fee, the Letter of Credit Fee, and the Letter of Credit Override Fee shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect . This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in 0 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by 0 hereof.

Section 12.18 Interest . It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this 0 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this 0.

For purposes of this 0, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality . Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential and use in compliance with applicable law solely in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, in accordance with the customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party, (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this 0, or (vi) to Fitch and/or other ratings agencies, as such Lender reasonably deems necessary or appropriate in connection with such Lender's obtaining financing; provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such information. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.20 Integration . This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.21 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of the Borrower and Guarantors and other information that will allow such Lender to identify the Borrower and Guarantors in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: MAXXCOM INC., a Delaware corporation

By:	/s/ Steven Berns
Name: Steven Berns
Title: President

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: S.V.P.

GUARANTORS:

MDC PARTNERS INC., a Canadian corporation

MAXXCOM INC., an Ontario corporation

MAXXCOM (NOVA SCOTIA) CORP., a Nova Scotia corporation

656712 ONTARIO LIMITED, an Ontario corporation

ACCUMARK COMMUNICATIONS INC., an Ontario corporation

ACLC INC., an Ontario corporation

STUDIOTYPE INC., an Ontario corporation

ASHTON POTTER CANADA INC., an Ontario corporation

HENDERSON BAS, an Ontario partnership

BRUCE MAU HOLDINGS LTD., an Ontario corporation

BRUCE MAU DESIGN INC., an Ontario corporation

TREE CITY INC., an Ontario corporation

BRYAN MILLS IRADESSO CORP., an Ontario corporation

COMPUTER COMPOSITION OF CANADA INC., an Ontario corporation

CRISPIN PORTER + BOGUSKY (NOVA SCOTIA) CO., a Nova Scotia corporation

NORTHSTAR RESEARCH HOLDINGS CANADA INC., an Ontario corporation

NORTHSTAR RESEARCH PARTNERS INC., an Ontario corporation

ZIG INC., an Ontario corporation

MAXXCOM (USA) HOLDINGS INC., a Delaware corporation

MAXXCOM (USA) FINANCE COMPANY, a Delaware corporation

MDC CORPORATE (US) INC., a Delaware corporation

MDC TRAVEL, INC., a Delaware corporation

ACCENT ACQUISITION CO., a Delaware corporation

ACCENT MARKETING SERVICES, L.L.C., a Delaware limited liability company

BRATSKEIR & COMPANY, INC., a Delaware corporation

COMPANY C COMMUNICATIONS, INC., a Delaware corporation

COLLE & MCVOY, INC., a Minnesota corporation

SABLE ADVERTISING SYSTEMS, INC., a Minnesota corporation

CPB ACQUISITION INC., a Delaware corporation

CRISPIN PORTER & BOGUSKY LLC, a Delaware limited liability company

FMA ACQUISITION CO., a Delaware corporation

FLETCHER MARTIN LLC, a Delaware limited liability company

HELLO ACQUISITION INC., a Delaware corporation

HELLO DESIGN, LLC, a California limited liability company

VITROROBERTSON LLC, a Delaware limited liability company

KBP HOLDINGS LLC, a Delaware limited liability company

DOTGLU LLC, a Delaware limited liability company

KIRSHENBAUM BOND & PARTNERS LLC, a Delaware limited liability company

KIRSHENBAUM BOND & PARTNERS WEST LLC, a Delaware limited liability company

MF+P ACQUISITION CO., a Delaware corporation

MARGEOTES FERTITTA POWELL LLC, a Delaware limited liability company

MDC/KBP ACQUISITION INC., a Delaware corporation

HL GROUP PARTNERS LLC, a Delaware limited liability company

THE ITO PARTNERSHIP, LLC, a Delaware limited liability company

MONO ADVERTISING, LLC, a Delaware limited liability company

SMI ACQUISITION CO., a Delaware corporation

SOURCE MARKETING LLC, a New York limited liability company

TRACK 21 LLC, a Delaware limited liability company

TARGETCOM LLC, a Delaware limited liability company

TC ACQUISITION INC., a Delaware corporation

BRUCE MAU DESIGN (USA) LLC, a Delaware limited liability company

HW ACQUISITION LLC, a Delaware limited liability company

ZIG (USA) LLC, a Delaware limited liability company

NORTHSTAR RESEARCH GP LLC, a Delaware limited liability company

NORTHSTAR RESEARCH HOLDINGS USA LP, a Delaware limited partnership

NORTHSTAR RESEARCH PARTNERS (USA) LLC, a Delaware limited liability company

TREND CORE, LLC, a Delaware limited liability company

YAMAMOTO MOSS MACKENZIE, INC., a Delaware corporation

ZG ACQUISITION INC., a Delaware corporation

ZYMAN GROUP, LLC, a Delaware limited liability company

By:	/s/ Steven Berns
Name: Steven Berns
Title: Authorized Signatory

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: Authorized Signatory

COLLATERAL AGENT AND LENDER: FORTRESS CREDIT CORP.

By:
Name:
Title:

ADMINISTRATIVE AGENT AND REVOLVING LENDER: WELLS FARGO FOOTHILL, INC.

By:
Name:
Title: